UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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eXp World Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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eXp | WORLD HOLDINGS, INC.

MARCH 10, 2025

Stockholders of eXp World Holdings, Inc.,

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of eXp World Holdings, Inc. (the "Company") to be held on Friday, April 25, 2025, at 12:00 p.m. Eastern Time virtually at *www.virtualshareholdermeeting.com/EXPI2025* (the "Annual Meeting"). You will be able to vote your shares during the meeting by logging into *www.virtualshareholdermeeting.com/EXPI2025* and entering the control number included on your proxy card. To submit questions in advance of the Annual Meeting, visit proxyvote.com before 11:59 P.M. Eastern Time on April 24, 2025, and enter your control number.

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at *www.expworldholdings.com/financials/*. Except for the Annual Report, the proxy materials were first made available on the internet on or about March 10, 2025. Your vote is important to us. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance to ensure that your vote will be represented at the Annual Meeting. To vote in advance online, visit proxyvote.com and enter the control number included in your Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials, you may vote by phone or by mail. For more detailed information, see the section entitled "Questions and Answers about the Annual Meeting" in this Proxy Statement.

Thank you for your support, and we look forward to joining you at the Annual Meeting.

Sincerely,

Glenn Sanford
Founder and CEO
eXp World Holdings, Inc.

Copyright © 2025 eXp World Holdings, Inc. All rights reserved

	Page		Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	2	Compensation Discussion and Analysis	31
Annual Meeting Agenda	2	Clawback Policy	40
How to Cast Your Vote	2	Anti-Hedging and Anti-Pledging Policies	40
2025 PROXY SUMMARY	3
Annual Meeting and Voting Details	4	Tax and Accounting Considerations	40
Items of Business and Board Voting Recommendations	5	Risks Related to Our Compensation Policies and Practices	41
2024 Business Highlights	6	Report of the Compensation Committee of the Board	41
Nominees to eXp World Holdings, Inc.’s Board of Directors	7
		Executive Compensation Tables	42
Executive Compensation	8	CEO Pay Ratio	46
CORPORATE GOVERNANCE	9	Pay Versus Performance	46
Role of the Board of Directors	10	MANAGEMENT PROPOSALS	52
Board and Committee Structure	10	Proposal No. 1 – Election of Directors	53
Board Oversight of Risk	12
Annual Board and Committee Self-Evaluations	13	Proposal No. 2 – Ratification of the Appointment of Deloitte & Touche LLP as Independent Auditor for 2025	54
Compensation Committee Interlocks and Insider Participation	13
		Proposal No. 3 – Advisory Vote to Approve Executive Compensation	56
Code of Business Conduct and Ethics	13
Related Party Policy and Transactions	13	Proposal No. 4 – Advisory Vote on Frequency of Say-on-Pay Votes	57
Communications with the Board	14	OTHER MATTERS	58
DIRECTORS	15	Report of the Audit Committee of the Board	59
Board Composition	16
Director Nominations	16	Beneficial Ownership of Common Stock	59
Director Nominee Biographical Information	17
		Equity Compensation Plan Information	61
Board Diversity	22
Non-Employee Director Compensation	23	Delinquent Section 16(a) Reports	61
2024 Director Compensation Table	25	Questions and Answers about the Annual Meeting	62
EXECUTIVE COMPENSATION	27
Executive Officers	28	APPENDIX 1	67
		PROXY CARD

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	12:00 p.m., Eastern Time, on April 25, 2025
Virtual Meeting Site	www.virtualshareholdermeeting.com/EXPI2025
Record Date	February 28, 2025
Voting	Stockholders will be entitled to one vote for each share of common stock they hold of record as of the record date on each matter submitted for a vote of stockholders at the Annual Meeting.
Shares Entitled to Vote	152,009,870 outstanding shares of common stock, based on 193,167,032 shares of common stock issued as of the record date, of which 41,157,162 shares are held as treasury stock.

Annual Meeting Agenda

Proposal	Board Recommendation
1. Election of six directors	FOR each nominee
2. Ratification of appointment of independent auditor for 2025	FOR
3. Approval, by a non-binding, advisory vote, of the 2024 compensation of our named executive officers	FOR
4. Non-binding advisory vote on the frequency of Say-on-Pay votes	Every “1 Year”

How To Cast Your Vote
You can vote by any of the following methods:

Until 11:59 p.m. ET on April 24, 2025	At the Annual Meeting on April 25, 2025
Internet: From any web-enabled device: proxyvote.com	Internet: From any web-enabled device: www.virtualshareholdermeeting.com/EXPI2025
Mail: Completed, signed and returned proxy card

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Website References and Forward-Looking Statements

In the Proxy Statement, the terms “eXp,” “we,” “us,” “our,” “Company” and similar statements refer to eXp World Holdings, Inc. Information presented in the Proxy Statement is based on eXp’s fiscal calendar, other than references to particular years in connection with the biographical information about our directors and executive officers, and the opposition statements to the shareholder proposals, which refer to calendar years. The Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference into the Proxy Statement or in any other Securities and Exchange Commission filing we make under the Securities Exchange Act of 1934, as amended.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business goals, commitments, and strategies, and our director and executive compensation programs. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks, uncertainties, and other important factors that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent Securities and Exchange Commission filings. We assume no obligation to update any forward-looking statements, which speak only as of the date they are made.

Annual Meeting and Voting Details

The Annual Meeting of Stockholders of eXp World Holdings, Inc. will be held on Friday, April 25, 2025, at 12:00 p.m., Eastern Time. Our Board has determined to host a virtual meeting at www.virtualshareholdermeeting.com/EXPI2025. Only stockholders as of the record date on February 28, 2025 are entitled to notice of and to vote at the Annual Meeting. For those planning to attend the Annual Meeting, please refer to the instructions below in order to access the virtual stockholder meeting.

If you were a stockholder of record as of February 28, 2025, the record date for our Annual Meeting, you may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EXPI2025 and entering the control number found on your proxy card, voter instruction form, or notice.

eXp World Holdings Inc.’s only voting securities are its shares of common stock. As of the record date, February 28, 2025, there were 193,167,032 shares of common stock issued, of which 41,157,162 shares were held as treasury stock. As a result, up to a total of 152,009,870 outstanding shares of common stock will be entitled to one vote on each proposal because shares held as treasury stock are not entitled to vote at the Annual Meeting.

Only stockholders of record as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any matter to be acted upon by the stockholders, as well as abstentions or any proxies containing broker non-votes.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions are not counted as votes cast on any proposal considered at the Annual Meeting and, therefore, will have no effect on the proposals regarding the election of directors in Proposal 1, the ratification of the appointment of our independent registered public accounting firm for 2025 in Proposal 2, the advisory vote on the compensation of our named executive officers in Proposal 3, or the advisory vote on the frequency of Say-on-Pay votes in Proposal 3. Broker non-votes occur when a person holding shares in “street name,” such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf. Broker non-votes are not counted as votes cast or entitled to be cast on any proposal considered at the Annual Meeting and, therefore, will have no effect on the proposals regarding the election of directors in Proposal 1, the advisory vote on the compensation of our named executive officers in Proposal 3, or the advisory vote on the frequency of Say-on-Pay votes in Proposal 4. We expect no broker non-votes on the ratification of the appointment of our independent registered public accounting firm for 2025 in Proposal 2.

Items of Business and Board Voting Recommendations

Proposal	Board Recommendation
1. Election of six directors	FOR each nominee
2. Ratification of appointment of independent auditor for 2025	FOR
3. Approval, by a non-binding, advisory vote, of the 2024 compensation of our named executive officers	FOR
4. Non-binding advisory vote on the frequency of Say-on-Pay votes	Every “1 Year”

Eliminating Duplicate Mailings

The Company has adopted a procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 to any stockholder that elects not to participate in householding.

To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the Annual Report on Form 10-K for the year ended December 31, 2024, or separate copies of any future notice, proxy statement, or annual report, you may write or call the Company at the following physical address, phone number, or email address:

eXp World Holdings, Inc. Investor Relations

2219 Rimland Dr., Suite 301

Bellingham, WA 98226

Phone: (360) 685-4206

Email: investors@expworldholdings.com

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

2024 Business Highlights

For the fiscal year ended December 31, 2024

// As of December 31, 2024, agent and broker count was **82,980**

// Full year revenue was **$4.6 BILLION**, an increase of **7%** year-over-year

// Full year transaction volume of **$185.8 BILLION**, an increase of **9%** year-over-year

// eXp Realty Q4 2024 **global agent Net Promoter Score of 76** (out of 100), up from 73 a year ago. aNPS measures agent satisfaction, used as part of the Company's intense focus to improve the agent experience

// Full-year net loss of $(21.3) million, which includes $34.0 million related to litigation contingency accrual, and full-year adjusted EBITDA[1] of $75.5 million

Nominees to eXp World Holdings, Inc.’s Board of Directors

Our Board represents a body of qualified individuals with diverse perspectives, experiences and backgrounds and the best interests of our stockholders. Below are the nominees for election at our Annual Meeting:

Name	Independent	Occupation	Age	Director Since	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Sustainability Committee
Glenn Sanford		Founder and CEO, EXPI	58	2013
Randall Miles	X	Managing Partner, SCM Capital Group	68	2016	Chair	Member	Member
Dan Cahir	X	CEO and CIO, Long Light Capital	42	2018	Member		Chair
Monica Weakley		Real Estate Agent, eXp	56	2022				Member
Peggie Pelosi	X	Founder and Advisor, Orenda Social Purpose	69	2023	Member	Chair		Chair
Fred Reichheld	X	Fellow, Bain & Company, Inc.	73	2023		Member	Member	Member

Executive Compensation

Our named executive officer (NEO) compensation program is designed to:

Attract and incentivize leadership in a manner that is market-based and transparent promote retention
drive and grow our business over the long-term
support business continuity, and
reward our NEOs for delivering financial, operational and strategic results.

We believe that the compensation of our NEOs accurately reflects their contributions to our growth and success, aligns with our annual financial results and the interests of our stockholders, and adheres to sound executive compensation policies and practices, as highlighted in the following table.

What We Do	What We Don’t Do

✓ Multi-Year Vesting Awards. To align our NEO’s interests with those of our stockholders and to incentivize long-term retention, a substantial portion of NEO compensation is earned over multi-year periods in the form of equity awards.

✓ Annual Compensation Review and Risk Assessment. The compensation committee conducts an annual review and approval of our compensation strategy including a comparison against industry compensation practices and a risk assessment.

✓ “At Risk” Bonus Opportunities. NEOs are eligible for discretionary annual bonuses, paid quarterly, subject to contribution towards business goals.

✓ Compensation Recoupment. We have a formal clawback policy which requires that certain incentive compensation paid to any current or former executive officer, including our NEOs, will be subject to recoupment upon certain financial restatements.

✓ At-Will Employment. We employ our NEOs at-will; our NEOs do not have employment contracts with fixed terms or guaranteed pay.

✓ Annual “Say on Pay” Vote. We hold a “Say on Pay” vote annually.

× No Termination, Resignation, Retirement or Change in Control Payments. With one exception, we do not maintain agreements or offer letters that provide any payments to current NEOs upon termination of employment, resignation, retirement or change in control.

× No Dividend Payments on Unvested Stock Awards or Unexercised Stock Options. No cash dividend payments are paid on unvested stock awards or unexercised stock options.

× No Unique Health or Welfare Benefits. Our NEOs participate in the same Company-sponsored health and welfare benefits programs as our other full-time, salaried employees.

× No Pledging. We prohibit our executives, including our NEOs, from pledging Company securities.

× No Repricing. We do not allow repricing of stock options without stockholder approval.

× Prohibition on hedging, pledging, and short sales. We prohibit short sales, transactions in derivatives, hedging, and pledging of Company securities by our named executive officers.

× No Tax Reimbursements on Severance or Change in Control Payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change in control payments or other related benefits.

Role of the Board of Directors

Under our Bylaws and Delaware General Corporation Law, our business and affairs are managed by or under the direction of the Board of Directors, which selectively delegates responsibilities to its standing and ad hoc committees. The Board is responsible for the control and direction of the Company. The Board represents the stockholders and its primary purpose is to build long-term stockholder value. Our Chairman of the Board is our Chief Executive Officer, Glenn Sanford. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

Board and Committee Structure

BOARD INDEPENDENCE

The rules of The Nasdaq Stock Market LLC (“Nasdaq”) require a majority of Board members to be independent. The Board has determined that all Board members, other than Mr. Sanford and Ms. Weakley, are independent under applicable Nasdaq rules.

The Company’s Board has a standing Audit Committee (the “Audit Committee”), Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), Compensation Committee (“Compensation Committee”), Sustainability Committee (“Sustainability Committee”), and Equity Committee (“Equity Committee”). The Board has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his or her background, employment and affiliation, including family relationships, that all members of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee are independent under applicable Nasdaq and SEC rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BOARD MEETINGS AND COMMITTEES

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances are required. There were a total of four Board meetings during fiscal year ending 2024. All incumbent directors attended at least 75% of the aggregate number of the meetings of the Board and committees on which they served occurring during this period. Each then-current member of the Board attended the 2024 Annual Meeting of the stockholders.

Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Sustainability Committee. As discussed below, the Board has three ad hoc committees, including the Equity Committee and two special purpose independent committees, which are designated and overseen by the Board. The Committees keep the Board informed of their actions and aid the Board in fulfilling its oversight responsibility to stockholders. The Board has adopted charters for the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability Committee and those charters are reviewed annually by the committees and the Board. The charter of each of those committees is available on our website at www.expworldholdings.com/governance/. The committees have the functions and responsibilities described in the sections below.

Audit Committee
Randall Miles* (Chair) Dan Cahir Peggie Pelosi Five meetings during 2024 *designated financial expert in accordance with applicable rules and regulations of the SEC

Primary Responsibilities:

●
Assist the Board in oversight and monitoring of our financial statements and other financial information
●
Oversee compliance with legal, regulatory, and public disclosure requirements
●
Appoint and oversee our independent registered public accounting firm, including their qualifications and independence, and preapprove fees
●
Oversee our systems of internal controls, including the internal audit function
●
Oversee treasury and finance matters
●
Oversee the auditing, accounting, and financial reporting process

Nominating and Corporate Governance Committee
Peggie Pelosi (Chair) Randall Miles Fred Reichheld Six meetings during 2024

Primary Responsibilities:

●
Assist the Board on matters relating to the identification, evaluation, and selection of Board members and candidates nominated to the Board
●
Make recommendations to the Board concerning the size, structure, and composition of the Board and its committees
●
Oversee and make recommendations regarding corporate governance matters
●
Oversee general risk identification and mitigation processes
●
Oversee the annual Board performance self-evaluation process
●
Oversee and make recommendations regarding succession planning for executive officers and other key employees

Compensation Committee
Dan Cahir (Chair) Randall Miles Fred Reichheld Six meetings during 2024

Primary Responsibilities:

●
Review and approve the compensation arrangements for the CEO, our other executive officers and, to the extent it deems appropriate, other employees.
●
Review and make recommendations to the Board regarding the compensation of members of the Board and Board committees
●
Assist the Board in its oversight of our strategies, policies, and practices relating to compensation

Sustainability Committee
Peggie Pelosi (Chair) Monica Weakley Fred Reichheld Four meetings during 2024	Primary Responsibilities: ● Assist the Board in its oversight of our strategies, policies, and practices relating to corporate sustainability, charitable, environmental and social matters
Equity Committee
Glenn Sanford

Primary Responsibilities:

●
Administer our equity compensation plans
●
Authority to make grants of equity under our equity compensation plans, within guidelines provided by the Board, to individuals who qualify

Board Oversight Of Risk

Board of Directors

Directly oversees strategic risk exposure. Reviews and discusses significant risks affecting the Company, including matters escalated by its committees and management from within their respective areas of direct oversight.

Audit Committee

Oversees assessment and management of risk related to our financial, legal and fraud policies. This includes regular evaluation of risks related to our financial statements, internal control over financial reporting, liquidity, capital structure, and investments.

Nominating and
Corporate
Governance
Committee

Oversees general risk identification and mitigation processes, director nominations, and succession planning. This includes regular evaluation of strategic, operational, legal, regulatory, and corporate governance risks, including through oversight of the Company’s enterprise risk management portal.

Compensation
Committee

Oversees executive and director compensation risk. This includes regularly reviewing the Company’s compensation programs to ensure they are designed to attract and retain qualified officers, directors and employees, reward and encourage maximum individual and corporate performance, promote accountability, and ensure alignment with stockholder interests.

Sustainability
Committee

Oversees the Company’s risks, opportunities, strategies, goals, and policies and procedures related to corporate sustainability and charitable endeavors.

Management

Led by our CEO and executive team, develops and executes our business strategy, manages operations, implements and supervises day-to-day risk mitigation processes, and reports to the Board and its committees on significant matters.

Internal Audit

Directly reports to the Audit Committee and identifies and helps mitigate risk, monitor alignment with and improves internal controls.

Enterprise Risk Management Portal

Formalized during the first quarter of 2025, this is designed to assess and monitor mitigation of our business risks, including financial, operational, compliance, and reputational risks. Supported by the VP, Internal Audit and Chief Legal Counsel and other senior leaders that assist the Nominating and Corporate Governance Committee with its general responsibility for overseeing enterprise risk management.

The Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Annual Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation to assess whether the Board, its committees, and each member of the Board are working effectively, and to provide an opportunity to reflect upon and improve processes and effectiveness.

The Nominating and Corporate Governance Committee designs the overall evaluation framework in conjunction with counsel, which includes a detailed questionnaire covering topics such as the Board’s effectiveness in shaping long-term business strategy, balancing the interests of key stakeholders, ensuring appropriate management succession planning, and maintaining a sufficient and effective meeting schedule. Additional areas include the quality and timeliness of materials provided to the Board, the effectiveness of committee structure and performance, and the characteristics and commitment of individual Board members. Following the completion of the questionnaire, Mr. Bramble also solicits additional verbal feedback from Nominating and Corporate Governance Committee members. A summary identifying any themes or issues that have emerged is presented to the Board on an anonymous basis.

Each committee conducts its own annual self-evaluation and reports the results to the committee and the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with the committee’s charter and best practices including committee composition; timing, agendas, and content of committee meetings; committee dynamics and function; and mission alignment among committee members. A summary identifying any themes or issues that have emerged is presented to the committee and the Board on an anonymous basis.

Compensation Committee Interlocks and Insider Participation

Currently, the members of our Compensation Committee are Messrs. Miles, Cahir, and Reichheld, none of whom currently serves, or in the past year has served, as an officer or employee of the Company. None of our executive officers, except for Mr. Sanford, currently serves, or in the past year has served, as a member of the Board, and none of our executive officers, except for Mr. Sanford, currently serves, or in the past year has served, as a member of the compensation committee of the Company (or other board committee performing equivalent functions). Until July 31, 2023, we qualified as a “controlled company” within the meaning of Nasdaq corporate governance standards and, accordingly, we qualified for and from time-to-time relied on exemptions to certain governance requirements. Under Nasdaq rules, a company may phase-in to compliance with certain governance requirements after ceasing to be a “controlled company”, including the requirement to have a compensation committee that is composed entirely of independent directors within a year of losing controlled company status. Mr. Sanford remained a member of the Compensation Committee, pursuant to this exemption, until May 21, 2024, when Mr. Reichheld replaced Mr. Sanford on the committee.

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees. The Company has made the Code of Ethics available on its website at https://expworldholdings.com/wp-content/uploads/2024/03/Code_of_Business_Conduct_and_Ethic.pdf.

Related Party Policy and Transactions

The Board has adopted a written policy requiring a majority of the Board’s independent directors approve transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners of the Company’s common stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds or is reasonably expected to exceed $120,000 in a single fiscal year and the related party has or will have a direct or indirect interest in the transaction (other than solely as a result of being a director or less than 10% beneficial owner of another entity). The policy provides that the Audit Committee must review transactions subject to the policy and determine whether to approve or ratify those transactions. Certain types of transactions are deemed pre-approved pursuant to standing pre-approval guidelines established by the policy. In addition, the Audit Committee has delegated authority to its Chair to pre-approve or ratify transactions under certain circumstances.

In reviewing transactions subject to the policy, the Audit Committee or the Chair of the Audit Committee, as applicable, considers (as it deems appropriate for the circumstances):

●	The nature and extent of the related person’s interest in the transaction;
●	The approximate dollar value involved in the transaction;
●	The approximate dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;
●	Whether the transaction was undertaken in the ordinary course of the Company’s business;
●	The material terms of the transaction, including whether the transaction with the related person is proposed to be, or was entered into, on terms no less favorable to the Company than terms that could have been reached with an unrelated third-party;
●	The business purpose of, and the potential benefits to the Company of, the transaction;
●	Whether the transaction would impair the independence of a non-employee director;
●	Required public disclosure, if any; and
●	Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to the Audit Committee’s decision, in its business judgment, in light of the circumstances of the particular transaction.

During 2024 and through the date hereof, there were no transactions to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, director nominees, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Communications with the Board

Any matter intended for the Board, or for any individual member of the Board, should be directed to our Secretary at 2219 Rimland Drive, Suite 301, Bellingham, WA 98226 with a copy to investors@expworldholdings.com, with a request to forward the communication to the intended recipient. In general, any stockholder communication delivered to us for forwarding to Board members will be forwarded in accordance with the stockholder’s instructions. We reserve the right to not forward to Board members any abusive, threatening, or otherwise inappropriate materials.

Board Composition

eXp World Holdings, Inc. is guided by a diverse and highly experienced Board, each bringing expertise in their respective fields, including real estate, innovation, finance, corporate governance, and business operations. Many of our directors have held senior leadership positions at large companies, led innovative technology initiatives, and have extensive experience in strategic planning, risk management, and financial oversight. Their collective expertise ensures strong governance and informed decision-making that aligns with the company’s long-term vision and stockholder interests.

The Board and Nominating and Corporate Governance Committee are committed to maintaining a balanced composition that reflects the evolving needs of the company and the industry. Directors contribute a range of perspectives that enhance eXp’s ability to navigate market dynamics, regulatory developments, and technological advancements while upholding the company’s core values of transparency, collaboration, and agent-centric growth.

Board refreshment is a priority, ensuring continuity while integrating fresh perspectives. In recent years, the Board has welcomed new directors with backgrounds in sustainability, consumer satisfaction, and corporate strategy to strengthen governance and innovation.

Our Board and leadership remain dedicated to fostering an agile, forward-thinking governance structure that supports eXp’s continued success as a global leader in real estate, agent centricity, and cloud-based brokerage innovation.

Director Nominations

In making its selection of director candidates, the Nominating and Corporate Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Nominating and Corporate Governance Committee identifies and evaluates nominees for our Board based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board. The Nominating and Corporate Governance Committee does not have a written policy on the consideration of director candidates recommended by stockholders, as it is the view of the Board that all candidates, whether recommended by a stockholder or the Nominating and Corporate Governance Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The Nominating and Corporate Governance Committee and the Board have deemed it to be in the best interests of the Company and our stockholders to reserve one position on the Board to be filled by an agent of the Company so that our agents’ needs, ideas and concerns are represented on the Board. During 2024, Monica Weakley was re-appointed to this dedicated position. The Nominating and Corporate Governance Committee and Board are proposing that Monica Weakley be reelected as a member of the Board to fill that dedicated position pursuant to this Proxy Statement.

Director Nominee Biographical Information

Founder Chief Executive Officer Chair of the Board Director since March 2013 Equity Committee

GLENN SANFORD

Glenn Sanford, 58, is the founder, Chairman of the Board of Directors, and Chief Executive Officer of the Company.

Prior to real estate, Mr. Sanford was an executive with a number of technology-related companies. In 1998, Mr. Sanford founded and served as President for eShippers.com, an online e-commerce and logistics company. Since 2002, Mr. Sanford has been actively involved in the residential real estate space. Mr. Sanford ran a large mega-agent team and consulted to Keller Williams International as a member of the Agent Technology Council in the areas of online client acquisition, client conversion and technology. Mr. Sanford was also a significant contributor to Keller Williams Internet Lead Generation Masterminds. In early 2007, Mr. Sanford launched BuyerTours Realty, LLC and grew the Company to three offices and into two states. After the decline in the real estate market in 2008, Mr. Sanford rewrote the entire business model to reduce costs and provide consumers with more information and access. In October 2009, Glenn Sanford founded and launched eXp Realty, LLC as the first truly cloud-based national real estate brokerage which replaced the traditional brick and mortar environment with a fully-immersive 3D virtual office environment where agents, brokers and staff collaborate across borders while learning and transacting business from anywhere in the world. Since that time, eXp Realty has quickly grown throughout the United States and internationally.

GLENN SANFORD HAS PROVEN LEADERSHIP IN SCALING THE COMPANY INTO A GLOBAL CLOUD BROKERAGE, WHICH HIGHLIGHTS HIS STRATEGIC FORESIGHT AND COMMITMENT TO INNOVATION, ESSENTIAL FOR GUIDING THE COMPANY’S FUTURE GROWTH.

Vice-Chair of the Board Director since July 2016 Audit Committee Chair Compensation Committee Nominating & Corp. Gov. Committee

RANDALL MILES

For over 25 years, Randall Miles, 68, has held senior leadership positions in global financial services, financial technology and investment banking companies. His extensive investment banking background at bulge bracket, regional and boutique firms advising financial services companies on strategic and capital structure needs has crossed many disciplines. Mr. Miles’ transactional and advisory experience is complemented by leadership roles at public and private equity backed financial technology, specialty finance and software companies that have included Chairman and CEO at LIONMTS where he was nominated for the Ernst & Young Entrepreneur of the Year award, CEO at Syngence Corporation, COO of AtlasBanc Holdings Corp. and CEO of Advantage Funding / NAFCO Holdings.

Mr. Miles is Managing Partner at SCM Capital Group, a global strategic and capital structure advisory firm, where he has served since 2003. Previously, he served as Head of Investment Banking at Tigress Financial Partners, Managing Director at Riparian Partners, a division of Oppenheimer & Co., Inc. as Senior Managing Director, and Head of FIG and COO, Investment Banking at Cantor Fitzgerald & Co. Mr. Miles has held senior leadership roles at Oppenheimer & Co., D.A. Davidson and Co., The First Boston Corporation (Credit Suisse), Meridian Capital and Greenwich Capital Markets. Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. He presently serves on the boards of RESAAS Services Inc., Kuity, Corp., Arthur H. Thomas Company as Independent Director, Chairman, and Vice Chairman respectively. Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79.

RANDALL MILES BRINGS VALUABLE EXPERTISE IN STRATEGIC LEADERSHIP AND FINANCE, CONTRIBUTING CRITICAL INSIGHTS AND SKILLS NECESSARY TO SUPPORT THE COMPANY’S AMBITIONS IN EXPANDING ITS FOOTPRINT AND ENHANCING STOCKHOLDER VALUE.

Director since November 2018 Compensation Committee Chair Audit Committee

DAN CAHIR

Dan Cahir, 42, has more than 15 years of experience managing public and private equity investments across a variety of industries. Currently, Mr. Cahir serves as the Chief Executive Officer and Chief Investment Officer of Sapling Capital, LLC, positions he has held at Sapling Capital, LLC and its related entities since June 2018.

From June 2013 to June 2018, Mr. Cahir served as a portfolio manager at Long Light Capital, managing a public equity portfolio and evaluating venture capital and private equity investments and allocations to external fund managers. From September 2011 to April 2013, Mr. Cahir was a member of the investment team at Ziff Brothers Investments, a private investment firm. From August 2007 to September 2009, Mr. Cahir was a member of the investment team at Madrone Capital Partners where he led the analysis on venture capital, private equity and public equity investments. Mr. Cahir began his career in September 2005 with Bain & Co., where he advised Fortune 500 and private equity clients on M&A, growth and efficiency initiatives until June 2007.

Mr. Cahir completed his studies and earned his Bachelor of Arts Degree in Economics in 2005, graduating with the summa cum laude distinction from Claremont McKenna College and completed his studies and earned a Master of Business Administration from Harvard Business School in 2011.

DAN CAHIR’S EXPERTISE IN FINANCE AND RISK MANAGEMENT AND EXPERIENCE ADVISING FORTUNE 500 CLIENTS ON M&A, GROWTH STRATEGIES, AND COST-CUTTING, IS IDEALLY SUITED FOR THE BOARD. HIS STRATEGIC INSIGHTS ARE PIVOTAL FOR GUIDING THE COMPANY THROUGH FINANCIAL COMPLEXITIES, DRIVING SUSTAINABLE EXPANSION, AND MAXIMIZING STOCKHOLDER VALUE.

Director since June 2022 Agent Director Sustainability Committee

MONICA WEAKLEY

Monica Weakley, 56, joined eXp Realty as an independent contractor real estate agent in July 2017. Ms. Weakley has more than 20 years of experience in the real estate industry, including being a team leader. Ms. Weakley has also been coaching and training agents since 2007 and founded her own real estate referral service company, GhostPostr, in 2019. In 2021, Ms. Weakley joined the Company’s Agent Advisory Council which represents the interests of agents to the Board and other Company leadership.

Ms. Weakley completed her studies and earned her Bachelor of Science in Speech/Communications from Denison University in 1990.

MONICA WEAKLEY’S DEEP INDUSTRY INSIGHTS FROM HER SUCCESSFUL CAREER IN REAL ESTATE COACHING AND AS A TOP AGENT MAKE HER A STRATEGIC ASSET TO THE BOARD, OFFERING IMPORTANT PERSPECTIVES ON AGENT SUCCESS AND MARKET STRATEGY ESSENTIAL FOR THE COMPANY’S CONTINUED GROWTH AND INNOVATION.

Director since January 2023 Nominating & Corp. Gov. Committee Chair Sustainability Committee Chair Audit Committee

PEGGIE PELOSI

Peggie Pelosi, 69, has more than 20 years of experience as a sales and network development professional and 15 years of experience as a corporate social responsibility and sustainability practitioner. Ms. Pelosi serves as the founding partner and strategic advisor of Orenda Social Purpose, positions she has held since September 2005. Until March 2023, she has also served as the Executive Director of Innovators Alliance, a network of CEOs focused on sustainable and profitable growth through innovation. Prior to her career and academic work in corporate social responsibility and sustainability, Ms. Pelosi served as a member of USANA Health Sciences, Inc.’s (“USANA”) management team, first as Executive Director of Sales for Canada from 1999 until 2000 and then as Vice President of Network Development from 2000 until 2004. Since 2018, Ms. Pelosi has served as a member of USANA’s Board of Directors and currently serves on USANA’s Audit Committee, Compensation Committee, Governance, Risk & Nominating Committee, and serves as Chair of the Sustainability Committee.

Ms. Pelosi has received a graduate diploma from St. Michael’s College at the University of Toronto in Corporate Social Responsibility & Sustainability, and has completed the NACD Directorship Certification (NACD.CD) and the ESG Competent Boards Director Certification (GCB.D).

PEGGIE PELOSI’S LEADERSHIP IN CORPORATE SOCIAL RESPONSIBILITY AND HER VAST EXPERIENCE IN SALES AND NETWORK DEVELOPMENT UNIQUELY QUALIFY HER FOR THE BOARD, ALIGNING WITH THE COMPANY’S COMMITMENT TO SUSTAINABLE GROWTH.

Director since September 2023 Nominating & Corp. Gov. Committee Compensation Committee Sustainability Committee

FRED REICHHELD

Fred Reichheld, 73, has more than 45 years of experience as a leading expert on customer and employee loyalty. Mr. Reichheld joined Bain & Company, Inc., a global business consulting firm, in 1977, was elected to the partnership of Bain & Company, Inc. in 1982, and was elected as the first Bain Fellow in January 1999, a position he continues to hold currently. Mr. Reichheld is the creator of the Net Promoter® system of management and founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner and investor loyalty and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including Winning on Purpose and The Ultimate Question 2.0. Since 2015, Mr. Reichheld has served as a member of FirstService Corp.’s Board of Directors and currently serves on its Nominating and Corporate Governance Committee. Since 2020, Mr. Reichheld has also served as a member of Bilt, Inc.’s Board of Directors.

Mr. Reichheld received his Bachelor of Arts in Economics from Harvard University and his Master of Business Administration from Harvard Business School.

FRED REICHHELD’S EXPERTISE IN CUSTOMER LOYALTY AND AS CREATOR OF THE NET PROMOTER SCORE SYSTEM POSITIONS HIM AS AN ESSENTIAL ASSET TO THE BOARD, OFFERING STRATEGIC GUIDANCE ON ENHANCING AGENT SATISFACTION AND FOSTERING A GROWTH-ORIENTED, AGENT-CENTRIC CULTURE.

Board Diversity

While neither the Board nor the Nominating and Corporate Governance Committee has a formal written policy regarding director diversity, each of the Board and the Nominating and Corporate Governance Committee considers the diversity of backgrounds and experience of nominees when electing director nominees and in evaluating Board and committee composition.

	Sanford	Miles	Cahir	Weakley	Pelosi	Reichheld
Identity
Gender	Male	Male	Male	Female	Female	Male
LGBTQ+	No	No	No	Yes	No	No
Race/Ethnicity	White	White	White	White	White	White

Non-Employee Director Compensation

GENERAL

Our non-employee director compensation program is intended to enhance our ability to attract, retain and motivate directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the common stock. The Board reviews and approves director compensation. The Compensation Committee, in cooperation with the Nominating and Corporate Governance Committee, reviews and makes recommendations to the Board on director compensation. The Compensation Committee has the authority to engage a consulting firm to evaluate director compensation.

Immediately prior to our 2024 Annual Meeting, the Board was comprised of Glenn Sanford, Randall Miles, Dan Cahir, Monica Weakley, Peggie Pelosi, and Fred Reichheld. At our 2024 Annual Meeting, our stockholders appointed six directors to our Board: Glenn Sanford, Randall Miles, Dan Cahir, Monica Weakley, Peggie Pelosi, and Fred Reichheld.

During the year ended December 31, 2024, all directors except Messrs. Sanford and Gesing qualified as non-employee directors; Mr. Sanford did not receive compensation for his directorship activities, and Mr. Sanford’s compensation for his services as an employee is discussed under “Compensation Discussion and Analysis – Elements of Individual Executive Compensation”. While Ms. Weakley is an independent contractor real estate agent affiliated with the eXp Realty, LLC (“eXp Realty”) brokerage, she is not an employee of the Company or any of its subsidiaries, including eXp Realty. During the year ended December 31, 2024, Ms. Weakley received compensation for her directorship activities in addition to her real estate agent commission and related income earned in her capacity as an independent contractor real estate agent affiliated with eXp Realty, as described below.

INDEPENDENT DIRECTOR COMPENSATION

Under our independent director compensation policy, independent directors receive standardized cash retainers and equity awards in lieu of individual compensatory arrangements. Our independent directors for this purpose are Mr. Miles, Mr. Cahir, Ms. Pelosi, and Mr. Reichheld. The Board believes that this policy provides for transparency and parity of compensation among independent directors. Pursuant to that policy, independent directors are eligible to receive $200,000 in annual cash compensation, paid monthly. Independent directors that assume leadership roles are eligible to receive additional annual cash compensation, paid monthly, as follows: $25,000 for the Board’s Vice Chair; $50,000 for the Audit Committee Chair; $25,000 for the Compensation Committee Chair; $25,000 for the Nominating and Corporate Governance Committee Chair; and $25,000 for the Sustainability Committee Chair. When an independent director is first elected to the Board, he or she is granted a stock option award with a grant date accounting fair value of approximately $300,000. The stock option vests monthly in equal installments over three years, subject to continued service. Additionally, each independent director is eligible to receive additional annual stock option grants beginning upon the commencement of his or her fourth year of directorship and each year thereafter, with each annual grant having a grant date accounting fair value of approximately $100,000 per year. The stock option vests monthly in equal installments over three years, subject to continued service.

In May 2024, the Compensation Committee undertook a review of non-employee director compensation. This included a review of non-employee director compensation pay levels at the following peers with which we compete for talent: Real Brokerage Inc (REAX), Re/MAX Holdings Inc (RMAX), Fathom Holdings Inc (FTHM), Anywhere Real Estate Inc (HOUS), Compass Inc (COMP), Douglass Elliman Inc (DOUG), and Redfin Corp (RDFN). Following the review, the Compensation Committee and the Board determined that the current compensation program and levels in place for our independent non-employee directors continue to attract, retain and reward qualified independent non-employee directors, consistent with market practices and the demands placed on our Board.

2024 COMPENSATION FOR INDEPENDENT DIRECTORS

For the year ended December 31, 2024, the following persons received the compensation set forth below for their directorship activities:

●	Mr. Miles’s cash compensation was $374,728 and he was granted a stock option having a grant date accounting fair value of $99,728 on July 31, 2024, which vests monthly in equal installments over three years, subject to continued service;
●	Mr. Cahir’s cash compensation was $214,588 and he was granted a stock option having a grant date accounting fair value of $99,843 on November 29, 2024, which vests monthly in equal installments over three years, subject to continued service;
●	Ms. Pelosi’s cash compensation was $250,000; and
●	Mr. Reichheld’s cash compensation was $200,002.

2024 COMPENSATION FOR REAL ESTATE AGENT DIRECTOR SEAT

Under our rotating agent director compensation policy, our dedicated agent director position was historically eligible to receive $25,000 annual cash compensation for directorship services, paid monthly, and an annual stock option award having a grant date accounting fair value of $25,000, which vests monthly in equal installments over one year, subject to continued service. During 2024, the Compensation Committee conducted a review of the agent director compensation and recommended an increase to $50,000 in annual cash compensation to better align with industry benchmarks, adjust for inflationary pressures, and reflect the growing responsibilities and contributions of the role. The Board approved this recommendation in June 2024.

During 2024, Ms. Weakley filled the dedicated agent director position. For the year ended December 31, 2024, Ms. Weakley received cash compensation of $39,583 for her directorship activities and she was granted a stock option award having a grant date fair value of $24,961 on June 19, 2024, which vests monthly in equal installments over one year, subject to continued service. Additionally, for the year ended December 31, 2024, Ms. Weakley received the following compensation in her role as an independent contractor real estate agent of eXp Realty and not in connection with her directorship activities:

●	stock awards with a grant date accounting fair value of $19,063 under our Agent Growth Incentive Program;
●	cash payment of $112,785 under our Revenue Share Plan;
●	cash payment of $360,716 for earned real estate commission; and
●	income of $961 for her discount in connection with her participation in our Agent Equity Program.

2024 Director Compensation Table

The following table sets forth certain information regarding the 2024 compensation awarded to, earned by, or paid to each non-employee director who served on our Board during the year ended December 31, 2024. Pursuant to SEC regulations, the table includes all compensation earned by non-employe directors from the Company, which includes compensation earned in connection with directorship activities as well as any compensation earned in non-director, non-employee roles, including, compensation earned in connection with independent contractor real estate agent services and independent contractor real estate agent revenue share. Mr. Sanford did not receive compensation for his service as a director in 2024 and was an employee of the Company during 2024. The compensation awarded to, earned by, or paid to Mr. Sanford in 2024 for his services as an employee is discussed under “Compensation Discussion and Analysis – Elements of Individual Executive Compensation” below.

	Fees
	Earned or
	Paid in		Option	Stock		All Other
Name*	Cash(1)		Awards(2)	Awards(3)		Compensation		Total
Randall Miles (4)	$275,000	(5)	$99,728	$-		$-		$374,728
Dan Cahir (6)	$214,588	(7)	$99,843	$-		$-		$314,431
Monica Weakley (8)	$39,583	(9)	$24,961	$19,063	(10)	$474,462	(11)	$558,069
Peggie Pelosi (12)	$250,000	(13)	$-	$-		$-		$250,000
Fred Reichheld (14)	$200,002		$-	$-		$-		$200,002

*Jason Gesing served as director until January 10, 2024 and an employee, other than a named executive officer, of the Company during the year ended December 31, 2024. As noted above, he did not receive compensation for his services as a director. His compensation for his employment role as an employee is not disclosed in this table in accordance with SEC rules.

(1)	The dollar amounts shown represent all director fees earned in 2024 (excluding fees which may have been paid in 2024, but were earned in 2023, and including fees which may have been earned in 2024, but were paid in 2025).
(2)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock option awards granted during 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), excluding estimated forfeitures. The assumptions used in the valuation of these stock options are consistent with the valuation methodologies specified in Note 10 - Stockholders’ Equity to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2024. Mr. Miles’ awards were granted under the Company’s 2015 Equity Incentive Plan and Mr. Cahir’s awards were granted under the Company’s 2024 Equity Incentive Plan. Ms. Weakley’s awards were granted throughout 2024, with awards granted prior to and during September 2024 granted pursuant to the Company’s 2015 Equity Incentive Plan and awards granted after September 2024 granted pursuant to the Company’s 2024 Equity Incentive Plan.
(3)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted during 2024, computed in accordance with FASB ASC 718, excluding estimated forfeitures. The assumptions used in the valuation of these stock awards are consistent with the valuation methodologies specified in Note 10 - Stockholders’ Equity to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2024. Awards granted prior to or during September 2024 were granted under the Company’s 2015 Equity Incentive Plan and awards granted after September 2024 were granted under the Company’s 2024 Equity Incentive Plan.
(4)	As of December 31, 2024, Mr. Miles held outstanding stock options covering 86,856 shares and did not hold any unvested stock awards.
(5)	Includes $200,000 paid to Mr. Miles for his general directorship activities, plus $50,000 for his directorship activities as Vice Chair, plus $25,000 for his directorship activities as Audit Committee Chair.
(6)	As of December 31, 2024, Mr. Cahir held outstanding stock options covering 193,424 shares and did not hold any unvested stock awards.
(7)	Includes $200,000 paid to Mr. Cahir for his general directorship activities, plus $14,588 for his directorship activities as Compensation Committee Chair beginning in June 2024.
(8)	As of December 31, 2024, Ms. Weakley held outstanding stock options covering 9,814 shares and unvested stock awards covering 1,239 shares.
(9)	Reflects annual cash compensation for our dedicated agent director position, including the mid-year increase described above.

(10)	Reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC 718, excluding estimated forfeitures, granted to Ms. Weakley under our Agent Growth Incentive Program in connection with her role as an independent contractor real estate agent of eXp Realty, vesting over three years, subject to continued service; specifically, stock awards having the following grant date fair values: $408 on April 30, 2024; $8,008, $4,560, and $2,287 on August 15, 2024; $212 and $412 on August 31, 2024; $409 on September 30, 2024; $1,965 on October 15, 2024; and two stock awards having grant date fair values of $402 on November 30, 2024.
(11)	Reflects a cash payment of $112,785 under our Revenue Share Plan, a real estate commission of $360,716, and $961 for Ms. Weakley’s discount under our Agent Equity Program, each in connection with her role as an independent contractor real estate agent of eXp Realty.
(12)	As of December 31, 2024, Ms. Pelosi held outstanding stock options covering 33,371 shares and did not hold any unvested stock awards.
(13)	Includes $200,000 paid to Ms. Pelosi for her general directorship activities, plus $25,000 for her directorship activities as Sustainability Committee Chair and $25,000 for her directorship activities as Nominating and Corporate Governance Committee Chair.
(14)	As of December 31, 2024, Mr. Reichheld held outstanding stock options covering 25,063 shares and did not hold any unvested stock awards.

We reimburse our non-employee directors for expenses incurred in connection with their directorship services, including attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education.

Under our Revenue Share Plan, real estate professionals affiliated with the Company (including Ms. Weakley) are paid a portion of the Company’s commission for their contribution to Company growth, including transactions executed by the participant’s frontline qualifying active agents.

Under the Agent Growth Incentive Program, agents and brokers of the Company (including Ms. Weakley) receive restricted stock units (i) upon the agent’s or broker’s first completed transaction with the Company during specified anniversary years, cliff-vesting after three years, subject to continued service; (ii) upon the first completed transaction with the Company by an agent or broker whom the awarded agent or broker most influenced to join, cliff-vesting after three years, subject to continued service of both the awarded agent or broker and the influenced agent or broker; (iii) upon the agent or broker achieving non-reduced “capped status” during specified anniversary years, cliff-vesting after three years, subject to continued service; and (iv) upon the agent or broker achieving certain ICON award requirements during specified anniversary years, cliff-vesting after three years or one year, subject to continued service, or vesting immediately, depending on the ICON award type.

Ms. Weakley is a participant in the Company’s Revenue Share Plan and Agent Equity Program in her capacities as independent contractor real estate agent of the Company, and not in her roles as a director, and would continue to receive those benefits similar to all other agents and brokers affiliated with the Company even after ceasing her directorship services so long as she maintains an active real estate license and is not affiliated as an agent or broker with a competitive brokerage. Mr. Sanford would continue to receive revenue if his employment with the Company ceased (see “Executive Compensation - Compensation Discussion and Analysis - Cash Bonus” below).

Executive Officers

The names of our executive officers and their ages, their positions with our Company, and other biographical information, as of the date of this proxy statement, are set forth below. Executive officers are appointed by our Board of Directors to hold office until their successors are elected and qualified and serve in such capacity until termination, resignation or change of job duties. There are no family relationships among our executive officers.

Name	Position	Age	Date First Elected, Appointed or Hired
Glenn Sanford	Director, Chairman, Chief Executive Officer (EXPI and eXp Realty)	58	March 12, 2013
James Bramble	Chief Legal Counsel, General Counsel, and Corporate Secretary	55	March 18, 2019
Kent Cheng	Chief Accounting Officer, and Principal Financial Officer	58	April 15, 2021
Leo Pareja	Chief Executive Officer, eXp Realty	42	May 23, 2022
Wendy Forsythe	Chief Marketing Officer, eXp Realty	53	April 22, 2024

BUSINESS EXPERIENCE OF OUR EXECUTIVE OFFICERS

The following is a brief description of the business experience and education during at least the past five years of each executive officer, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Glenn Sanford	Mr. Sanford’s business experience and education can be found under “Directors - Director Nominee Biographical Information.”
James Bramble

Mr. Bramble joined the Company as its Chief Legal Counsel and General Counsel on March 18, 2019. Mr. Bramble was appointed as the Company’s Corporate Secretary on October 1, 2019. As Chief Legal Counsel and General Counsel, Mr. Bramble oversees the company’s legal affairs, including corporate governance, litigation and compliance. Mr. Bramble has over 25 years of international business experience and has transformed the Company’s legal and compliance functions to empower an agent-centric, globally-scaled organization. Mr. Bramble is an active member of the Association of Corporate Counsel (ACC) and is a licensed real estate agent. Mr. Bramble champions eXtend a Hand, the Company’s affiliate charitable foundation and leverages his expertise in service of his community and on non-profit and private company boards.

Recently, Mr. Bramble served as Chief Legal Officer, General Counsel and Corporate Secretary at USANA, a producer of nutritional products, dietary supplements and skincare products, from February 1998 until 2018.

Mr. Bramble is a graduate of University of Utah where he obtained his B.S. (majoring in Political Science) and J.D.

Kent Cheng

Mr. Cheng joined the eXp Realty as Global Controller on March 30, 2020. He was appointed eXp Realty’s Chief Accounting Officer on April 15, 2021 and Principal Financial Officer of the Company on December 1, 2023. Mr. Cheng is responsible for leading and developing the Company’s global accounting, finance practices and procedures. He also ensures the preparation and analysis of all financial reports comply with applicable regulations. Mr. Cheng has decades of finance expertise in global finance, accounting and information technology functions in large, complex and geographically dispersed multi-billion-dollar global businesses. On March 3, 2025, Mr. Cheng notified the Company of his decision to resign as its Chief Accounting Officer and principal financial officer, effective as of the Resignation Date. Mr. Cheng will continue to serve in his current roles through his Resignation Date. To ensure an effective and smooth transition, on March 5, 2025, the Company entered into an amendment to Mr. Cheng’s offer letter dated March 6, 2020, pursuant to which Mr. Cheng agreed to serve as a strategic advisor to the Company through August 31, 2025, after which time Mr. Cheng’s employment with the Company will terminate.

From July 2019 until March 2020, Mr. Cheng served as the Corporate Controller at Ocean Spray, an agricultural cooperative of growers of cranberries and grapefruit, where he oversaw corporate accounting, internal controls, financial reporting, and global tax and cost accounting. Prior to that, Mr. Cheng served as Global Finance Director of The Chemours Company, a chemical company, from November 2015 until March 2019. Prior to Chemours, Mr. Cheng worked in the finance department at Akzo Nobel, Dow Chemical, Rohm and Haas, and General Electric.

Mr. Cheng is a graduate of Utah State University, where he obtained his Master of Accounting and Sun Yat-Sen University, where he obtained a Bachelor of Business Administration. Mr. Cheng is a member of American Institute of Certified Public Accountants.

Leo Pareja

Mr. Pareja joined the Company as its President of Affiliated Services in July 2022 and was subsequently promoted to Chief Strategy Officer, eXp Realty in November 2022. In April 2024, Leo Pareja was promoted to Chief Executive Officer, eXp Realty. As Chief Executive Officer, Mr. Pareja leads eXp Realty with a focus on enhancing its industry-leading agent-centric model, driving innovation, and optimizing organizational strategies to support sustainable growth and long-term success. Mr. Pareja brings more than 20 years of real estate experience and has been recognized as a top real estate agent in RealTrends’ The Thousand report, a No. 1 agent on the National Association of Hispanic Real Estate Professionals’ (NAHREP) Top 250 list and a 30 under 30 agent in Realtor® Magazine. Mr. Pareja co-founded one of the largest private lending companies on the U.S. East Coast, as well as a fast-growing MLS technology vendor. He has served as founding president of NAHREP’s Metro D.C. chapter, and later as national president for the organization.

Prior to joining the Company, Mr. Pareja cofounded Remine, Inc. in January 2016, where he served as CEO and President until October 2021 when Remine, Inc. was acquired by MLS Technology Holdings, LLC, and Mr. Pareja transitioned to Chief Strategy Officer. While at Remine, Mr. Pareja oversaw and managed the creation and growth of the MLS technology suite of services, which served over 1,000,000 real estate professionals in North America.

Mr. Pareja is a graduate of George Mason University where he obtained his B.A. in Integrated Studies.

Wendy Forsythe

Wendy Forsythe joined eXp Realty as its Chief Marketing Officer in April 2024. In this role, she is responsible for developing and executing eXp Realty’s global marketing strategies, enhancing brand visibility, and empowering its agents worldwide. She oversees all aspects of marketing, including brand management, advertising, digital marketing, and public relations, with a focus on strengthening eXp Realty’s position as an industry leader.

Currently, Ms. Forsythe also acts as Chief Executive Officer of Believe Your Potential, LLC, a consulting firm focusing on executive leadership and marketing strategy. Prior to that, Ms. Forsythe was President of Compass’ California, Hawaii & Nevada region from October 2022 to October 2023, where she led regional operations supporting approximately 9,000 agents and over 300 regional staff. She was responsible for driving revenue, increasing agent retention, and expanding ancillary services such as title, escrow, and mortgage.

From September 2019 to October 2022, Ms. Forsythe served as Chief Strategy Officer at Fathom Holdings (Nasdaq: FTHM), overseeing strategic initiatives across its real estate, mortgage, title, insurance, and technology businesses. She played a key role in expanding Fathom Realty’s agent count, completing multiple acquisitions, and guiding the company through a successful IPO.

Previously, Ms. Forsythe was Chief Operating Officer at HomeSmart International from September 2017 to June 2019, leading the operations of a 16,000-agent brokerage network. Before that, she held executive roles at Carrington Real Estate Services, Better Homes and Gardens Real Estate (Realogy), and Royal LePage.

Ms. Forsythe earned her Bachelor of Business Administration with a focus on Marketing and Human Resources from Acadia University.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program for, and the decisions during the fiscal year ended December 31, 2024 regarding the compensation of, the below named executive officers (and their positions as of December 31, 2024) (our “NEOs”):

●	Glenn Sanford, Chief Executive Officer (eXp World Holdings, Inc.);
●	James Bramble, Chief Legal Counsel, General Counsel, and Corporate Secretary (eXp World Holdings, Inc.);
●	Kent Cheng, Chief Accounting Officer (eXp Realty) and Principal Financial Officer (eXp World Holdings, Inc.);
●	Leo Pareja, Chief Executive Officer (eXp Realty); and
●	Shoeb Ansari, former Chief Information Officer (eXp World Holdings, Inc.).

Despite a challenging macro-economic environment for the real estate industry, we continued to grow revenue during 2024, and maintained positive Adjusted EBITDA (adjusted EBITDA is a non-GAAP measure; please see Appendix 1 of this Proxy Statement for a definition of this term and reconciliation with the most directly comparable GAAP measure). Our agent-centric model and value proposition, scale and superior efficiency enable us to invest in the success of our agents.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We submit to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers for the prior fiscal year (“say-on-pay”). The Compensation Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices. At our 2024 Annual Meeting, our stockholders expressed strong support for our named executive officer compensation program, with approximately 95 percent of shares voted cast in favor of approval of our compensation program for named executive officers. The Compensation Committee believes these results reflect our stockholders’ affirmation of our named executive officer compensation program. Nevertheless, the Compensation Committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the Company and its stakeholders.

SUMMARY OF 2024 NEO COMPENSATION DECISIONS

Our 2024 executive compensation program was designed to recognize and retain our key executives, acknowledging their pivotal contributions to both agent and company success amidst the challenging macro-economic conditions of the past year. We continue to emphasize long-term equity compensation as the most significant component of each NEO’s compensation. The following key compensation actions were taken with respect to our named executive officers for 2024:

●	The Board considered the affirmative advisory say-on-pay vote at the 2024 Stockholders’ Meeting in its decision to make necessary compensation changes in 2024 to maintain the retention power of our compensation program.
●	The Compensation Committee recommended, and the Board approved, an adjustment to Mr. Pareja’s compensation in connection with his promotion to Chief Executive Officer of eXp Realty. This decision was informed by a thorough review of practices at peer companies with which we compete for talent, Mr. Pareja’s expanded responsibilities, and his pivotal contributions to the Company’s performance and growth initiatives. The revised compensation structure is designed to align Mr. Pareja’s incentives with the Company’s performance, reflect market-competitive practices, and support retention of his leadership during a critical period of industry transformation. The peers that were considered are the same as those that were considered and disclosed above in connection with the review of director compensation (excluding Real Brokerage, Inc. (REAX)). In connection with Mr. Pareja’s promotion, the Compensation Committee recommended, and the Board granted Mr. Pareja both time- and performance-based restricted stock unit (RSU) awards, as well as stock options. This mix of equity awards reflects an expansion of the Company’s evolving approach to a balanced, long-term equity compensation strategy as described in greater detail below.
●	The Compensation Committee conducted its annual review of executive officer compensation to ensure alignment with industry benchmarks and to reflect the contributions of key leaders. Following this review, the Compensation Committee recommended, and the Board approved, targeted adjustments to align compensation with market practices and the expanded responsibilities of certain executives. Specifically, as described in greater detail below, the base salaries for Messrs. Cheng and Bramble were increased, and Mr. Cheng became eligible for a monthly bonus in light of his dual-role responsibilities. These adjustments reflect the Company’s commitment to retaining top talent and ensuring compensation aligns with responsibilities and market trends.

COMPENSATION-SETTING PROCESS

Executive compensation is first reviewed by the Compensation Committee and proposed by the Compensation Committee to the Board. The proposal is then reviewed by the Board, which makes the final determination for NEO compensation. When setting NEO compensation, the Compensation Committee and the Board consider the following:

●	Executive compensation for similar roles based on broad-based third-party surveys and, under certain circumstances, based on data from peers with which we compete for talent;
●	Our Company’s financial performance against objectives established by our Board;
●	Compensation parity among executive officers;

●	Our Company’s performance relative to its peers; and
●	Each individual executive’s skillset, experience, and responsibilities.

To date, the Company has not received advice from any compensation consultants regarding our NEO compensation setting process. During 2024, for its annual review of NEO compensation, the Compensation Committee considered the Proxy Survey of Compensation in the Russell 2000 Index (May 2023) in reviewing executive officer compensation practices of the Company.

Except as specifically described herein, the Compensation Committee does not affirmatively set out in any given year, or with respect to any given NEO, to apportion compensation in any specific ratio among the various categories of compensation (i.e., between cash and non-cash compensation, short-term and long-term compensation, or between non-performance based and performance-based compensation). Rather, the Compensation Committee uses the principles described below, and the factors described for each category in the discussion that follows, as a guide in assessing the proper allocation among those categories. The Compensation Committee also does not formally “benchmark” compensation against peers. Rather, the Compensation Committee retains discretion to make adjustments based on the factors described above and considers competitive market practices as one factor in its deliberations.

OUR COMPENSATION PHILOSOPHY

Our executive compensation program is designed to (1) attract, retain and incentivize leadership in a manner that is market-based and transparent, (2) promote retention, (3) drive and grow our business over the long-term, (4) support business continuity, and (5) reward our NEOs for delivering financial, operational and strategic results. We believe that the compensation of our NEOs accurately reflects their contributions to our growth and success, aligns with our annual financial results and the interests of our stockholders, and adheres to sound executive compensation policies and practices.

ELEMENTS OF INDIVIDUAL EXECUTIVE COMPENSATION

We structure the annual compensation of our NEOs using three key elements: base salary, discretionary annual and other cash bonus opportunities, and long-term equity incentive opportunities. While our NEO compensation program is influenced by a variety of factors, the primary goals are to align the interests of our NEOs with the interests of our stockholders, to attract and retain highly-talented individuals and to associate pay with business and individual performance.

BASE SALARY

Base salary represents the customary, fixed portion of NEO compensation intended to attract and retain talented individuals. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation during hiring, which considers the officer’s relevant position, qualifications, experience, and the base salaries of our other executive officers. Our NEO base salaries are reviewed annually and adjusted as necessary or appropriate, taking into account the factors above and the Company’s performance, by the Compensation Committee and the Board.

As discussed above, in April 2024, the Compensation Committee recommended, and the Board approved, a compensation adjustment for Mr. Pareja upon his promotion to CEO of eXp Realty, reflecting peer benchmarks, his expanded responsibilities, and key contributions, ensuring market alignment and leadership retention during industry changes. As part of the compensation adjustments for Mr. Pareja described above, the Compensation Committee recommended, and the Board approved, an increase to his base salary from $500,000 to $750,000, effective April 5, 2024.

In May 2024, the Compensation Committee conducted an annual review of executive officer compensation, including the salaries of Glenn Sanford, Kent Cheng, James Bramble, and Leo Pareja. This review was informed by the Proxy Survey of Compensation in the Russell 2000 Index (May 2023) and considered each officer’s contributions to the Company and industry conditions.

Following this review, the Compensation Committee determined that Mr. Sanford’s base salary remained competitive and appropriate in light of his ongoing strategic involvement and contributions to the Company, despite stepping back from his formal duties as CEO of eXp Realty, LLC; such strategic involvement included, among other things, his increased role in international expansion. Mr. Pareja’s salary, which had been adjusted in April 2024 in connection with his promotion to CEO of eXp Realty, was also found to align with industry benchmarks and remained unchanged.

However, adjustments were made for other executives. Specifically:

●	Kent Cheng, who serves as Chief Accounting Officer and assumed additional responsibilities as Principal Financial Officer, received an increase to his base salary from $386,851 to $400,000, effective July 6, 2024, to, among other things, align with survey benchmarks.
●	James Bramble, Chief Legal Officer and Corporate Secretary, received an increase to his base salary from $406,000 to $483,000, effective July 6, 2024, to reflect his significant contributions, and, among other things, align with survey benchmarks.

These adjustments were approved by the Board as necessary to retain and incentivize key leaders during a transformative period for the Company. While Messrs. Sanford, Cheng, Bramble, and Pareja were regular attendees of Board and Committee meetings in 2024 to provide management reports, each was dismissed or recused during discussions related to his own compensation.

The year-end annualized base salaries of our NEOs for 2024 and 2023 were:

Named Executive Officer	2024 Base Salary	2023 Base Salary	Percentage Change
Glenn Sanford	$1,575,000	$1,575,000	0%
James Bramble	$483,000	$406,000	19%
Kent Cheng	$400,000	$386,851	3%
Leo Pareja (1)	$750,000	$500,000	50%
Shoeb Ansari (2)	$500,000	$500,000	0%

(1)	Mr. Pareja was appointed as Chief Executive Officer, eXp Realty, on April 5, 2024.
(2)	Mr. Ansari’s employment terminated on March 20, 2024.

ANNUAL AND OTHER CASH BONUS OPPORTUNITIES

Our NEOs, except for Mr. Sanford, are eligible to participate in the Company’s discretionary annual cash bonus program, described below. Mr. Sanford is eligible to receive quarterly revenue share cash bonuses in connection with his employment, as described below.

Annual Cash Bonus Program: Our discretionary annual cash bonus program, paid quarterly, is an “at-risk” component of our NEO compensation program that is designed to motivate our NEOs’ to contribute to Company success. The aggregate annual bonus amount that each participating NEO could earn is negotiated in each NEO’s offer letter as a percentage of his or her base salary and may be adjusted upon determination by the Board from time-to-time. Annual bonuses are paid in equal quarterly installments, following review and approval by the Compensation Committee each quarter.

In April 2024, as part of Mr. Pareja’s promotion to Chief Executive Officer of eXp Realty, the Compensation Committee recommended, and the Board approved, retaining his bonus target at 50% of his increased salary of $750,000, subject to quarterly Board approval. While the percentage remained constant, the effective bonus increased to reflect his expanded responsibilities and peer benchmarks. This structure incentivizes Mr. Pareja’s leadership in executing strategic brokerage efforts and driving innovation and growth for the Company. The Board approved these changes to ensure alignment with peer and industry practices and support Mr. Pareja’s ongoing contributions to the Company.

In May 2024, the Compensation Committee conducted its annual compensation review and the Compensation Committee recommended maintaining the bonus percentages for Messrs. Cheng, Bramble and Pareja at 50% of their respective base salaries, recognizing that the actual target bonus amounts increased due to approved salary adjustments. The Board approved these bonus amounts to ensure competitive total compensation packages in alignment with survey data and industry practices.

These adjustments underscore the Compensation Committee’s commitment to tying compensation to performance, aligning with market trends, and retaining high-caliber talent during a pivotal time for the organization. By leveraging salary adjustments to increase actual bonus amounts without altering bonus percentages, the Compensation Committee balanced simplicity with effective financial incentives.

During 2024, the Compensation Committee determined that each NEO satisfied the conditions to receive bonuses at 100% of target. The target bonus payment amounts for 2024 and actual bonus payment amounts earned in 2024 are set forth below:

	Target 2024
	Bonus Opportunity (as
	a percentage of base		Target 2024 Bonus
Named Executive Officer	salary)		Opportunity		2024 Bonus Payment(1)
James Bramble	50%		$212,102	(2)	$212,102
Kent Cheng	50%		$194,979	(2)	$194,979
Leo Pareja	50%		$312,500	(2)	$312,500
Shoeb Ansari	-	(3)	$-		$-

(1)	Excludes bonus payments made to named executive officers in 2024 which were earned in 2023, and includes bonus payments made to named executive officers in 2025 which were earned in 2024.
(2)	Reflects the second quarter base salary increase described in the Compensation Discussion and Analysis.
(3)	Mr. Ansari’s employment terminated on March 20, 2024 and he did not receive a bonus in 2024.

The target bonus payment amounts as a percentage of base salary for 2024 and 2023 are set forth below:

Named Executive Officer	Fiscal 2024 Target	Fiscal 2023 Target
James Bramble	50%	50%
Kent Cheng	50%	50%
Leo Pareja	50%	50%
Shoeb Ansari	-%	-%

Sanford Cash Bonus: During each calendar quarter of his ongoing employment service, Mr. Sanford is eligible to receive a cash bonus. In determining such bonus, the Company takes into account, as one factor, the amount that his revenue share, were Mr. Sanford still participating in the Company’s Revenue Share Plan, exceeds his salary during such calendar quarter, subject to the Company’s revenue growing 30% annually, as determined in the Board’s discretion. Mr. Sanford is not eligible to receive any additional cash bonuses. When establishing this bonus opportunity, the Board considered that Mr. Sanford’s revenue share would continue even after ceasing to be an employee of the Company. As part of the Compensation Committee’s 2024 review (with Mr. Sanford dismissed and recused) of Mr. Sanford’s compensation, the Compensation Committee determined (and the Board agreed by unanimous vote) that Mr. Sanford’s bonus eligibility was in-line with industry trends based on a review of the most recent Proxy Survey of Compensation in the Russell 2000 Index (May 2023), appropriate for Mr. Sanford’s respective contributions to the Company, including his expanded role in international growth, sufficient to incentivize Mr. Sanford, and appropriate in consideration of macro-economic industry pressures faced by the Company (including, but not limited to, real estate market contraction, historically high average interest rates, and industry antitrust litigation).

During 2024, Mr. Sanford did not receive any quarterly revenue share cash bonuses as the Company did not achieve 30% annual revenue growth during any period.

Cheng Cash Bonus: During its May 2024 annual compensation review, the Compensation Committee recommended a $10,000 monthly cash bonus for Kent Cheng to reflect his expanded responsibilities when he assumed the additional role of Principal Financial Officer on December 1, 2023. This bonus, which is effective December 1, 2023, and pro-rated for any partial months, recognizes the increased complexity and scope of his dual roles, which includes overseeing financial strategy, regulatory compliance, and external reporting, and will cease in the event Mr. Cheng is no longer acting as Principal Financial Officer. The Compensation Committee determined that while Mr. Cheng’s base salary aligned with benchmarks for Chief Accounting Officers, his total compensation lagged behind survey peers in similar dual roles. The bonus was designed to ensure Mr. Cheng’s compensation remains competitive, incentivizes his ongoing leadership during a pivotal period for the Company, and aligns with survey benchmarks and the increased demands of his position. The Board approved the bonus, underscoring its commitment to retaining and recognizing top talent critical to the Company’s financial oversight and stability.

Named Executive Officer	2024 Bonus Payment
Kent Cheng	$ 130,000

LONG-TERM INCENTIVE COMPENSATION (EQUITY AWARDS)

The Compensation Committee and our Board believes long-term equity compensation is in the best interests of the Company and our stockholders because it is an effective way to focus our NEOs on driving increased stockholder value over a multi-year period, provides a reward for appreciation in our stock price and long-term value creation, and motivates our NEOs to remain employed with us.

Equity Award Grant Practices:

In 2024, the Board expanded upon its evolving approach to long-term equity compensation by expanding its NEO award compensation to include both time-based restricted stock unit (RSU) awards as well as stock options. This shift builds upon the precedent set in 2023, when the Board granted time-based RSUs to Glenn Sanford, which were tied to continued service and aligned with retention goals. The evolving framework reflects the Board’s commitment to linking long-term incentives to Company performance while supporting retention and rewarding exceptional individual contributions.

The Compensation Committee influences NEO long-term equity compensation, recommending awards to the Board for approval. In making these recommendations, the Compensation Committee considers the potential dilutive effects to stockholders, industry practices, outstanding equity holdings of each NEO, stock-based compensation expense, and long-term incentive compensation trends. Until and during September 2024, all equity compensation was governed by and administered under the 2015 Equity Incentive Plan, as amended, and beginning after September 2024, all equity compensation is governed by and administered under the 2024 Equity Incentive Plan.

During 2024, time-based awards remained a core component of equity grants to ensure retention. Specifically, in 2024, Mr. Pareja’s promotion-related compensation package included a stock option grant, vesting in equal quarterly installments over four years, and four annual RSU awards, each vesting in equal quarterly installments over a one-year period, contingent on continued service.

The Company’s policy for initial equity grants for NEOs remains consistent with historical practices, providing initial stock option awards upon hire of up to a grant date accounting fair value of $300,000, with monthly or quarterly vesting, in equal installments, over a three-year period. Initial grants are made in order to attract highly talented individuals, compensate them for equity compensation opportunities forfeited at their prior employers, and to immediately focus them on driving increased stockholder value over a multi-year period. Initial NEO grants are typically made upon the date of hire. NEOs are also eligible for additional annual stock option grants commencing after their initial stock options have fully vested. Such recurring, additional stock option grants may be in an amount of up to a grant date accounting fair value of $100,000 per year, with monthly or quarterly vesting, in equal installments, over a three-year period. We make annual grants to lessen the effects of the potential fluctuation in share price, to renew the incentive and retention power of long-term equity incentives as outstanding awards vest, and to allow us to review and, if in our best interests, recalibrate our long-term incentive program on an annual basis. NEOs may also receive off-cycle stock grants in lieu of annual or recurring grants when necessary to address retention risks, recognize extraordinary contributions, or align incentives with evolving Company goals.

Overall, the Company’s long-term equity incentive approach demonstrates the Company’s commitment to using long-term equity compensation to attract, retain, and motivate top talent while aligning executive incentives with stockholder interests and corporate performance objectives.

Glenn Sanford Award Compensation:

Effective July 2023, the Board approved a long-term incentive equity award for Mr. Sanford in order to incentivize and retain his services and align with industry trends. This award covered 167,500 shares, vesting in three equal installments on each one-year anniversary of the grant date over three years, subject to continued service, provided that, in each case, the Company’s market cap weighted stock price appreciation over the prior year exceeds the average market cap weighted stock price appreciation over the same period of the following peer companies: RE/MAX Holdings, Inc. (RMAX), Compass, Inc. (COMP), Redfin Corp. (RDFN), and Anywhere Real Estate Inc. (HOUS). For the initial vesting date, the Company’s stock price appreciation was calculated from the grant date through the first anniversary and compared against the average market cap weighted stock price appreciation of the peer group, and the results were as follows:

Metric	Peer Average(1)	Company(2)	Performance Achieved?
Stock Price Appreciation	15%	(8)%	No

(1)	Average market cap weighted stock price appreciation from September 28, 2023 to September 27, 2024 of RE/MAX Holdings, Inc. (RMAX), Compass, Inc. (COMP), Redfin Corp. (RDFN), and Anywhere Real Estate Inc. (HOUS).
(2)	Company’s market cap weighted stock price appreciation from September 28, 2023 to September 27, 2024.

As the Company’s market cap weighted stock price appreciation did not exceed the peer group’s average market cap weighted stock price appreciation during the performance period, the first 1/3 installment of the option grant (55,233 shares) did not vest and were forfeit.

Mr. Sanford also received a stock award of 170,000 restricted stock units, vesting in equal quarterly installments over a one-year period beginning on the grant date, which fully vested on September 28, 2024.

2024 NEO Award Compensation:

In April 2024, as part of Mr. Pareja’s promotion to Chief Executive Officer of eXp Realty, the Compensation Committee recommended, and the Board approved an option grant to purchase up to 1,300,000 shares of the Company’s common stock, vesting in equal quarterly installments over four years, and four annual restricted stock unit (RSU) awards with a grant date fair value of $325,000 each, contingent on continued service, each vesting in equal quarterly installments over a one-year period. These equity awards were designed to align Mr. Pareja’s compensation with his expanded responsibilities, peer benchmarks, and the Company’s performance goals, ensuring his focus on driving long-term stockholder value. The Board approved the equity compensation package to ensure alignment with peer and industry practices and support Mr. Pareja’s ongoing contributions to the Company.

In May 2024, the Compensation Committee conducted an annual review of the compensation of Messrs. Sanford, Cheng, Bramble, and Pareja. The Compensation Committee determined that existing equity compensation, combined with base salaries and cash bonuses, remained sufficient to retain and incentivize these key leaders, considering the Company’s strategic priorities and broader financial position. Therefore, the Board granted no new equity compensation to Messrs. Sanford, Cheng, or Bramble during the year.

The below table depicts those equity awards that the Compensation Committee determined and recommended our Board approve, and the Board approved, to our NEOs during the year ended December 31, 2024:

	RSUs	Stock Option Awards
Named Executive Officer	(number of shares)	(number of shares)
Leo Pareja	27,152	191,459

HEALTH AND WELFARE BENEFITS

Our NEOs are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. These benefits include a 401(k) plan, with the Company matching up to 4% of each participant’s eligible compensation, medical (including a medical waiver reimbursement of $100 per paycheck if he/she declines to use Company coverage), dental and vision benefits, disability insurance, employee assistance program (EAP), basic life insurance coverage, health savings accounts, accidental death and dismemberment insurance, and a monthly technology reimbursement of $40 (increased to $50 per month on January 1, 2025), as well as employer-paid wellness benefits, including employee subscriptions to the Calm®, Noom®, and Vitality® mobile applications. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. We believe these benefits are necessary to be competitive within our industry and the expense of these programs is offset by their attraction and retention value.

EXP’S EQUITY GRANT POLICY FOR EXECUTIVE OFFICERS

Equity grants made to the CEO or other Section 16 officers must be approved by the Compensation Committee.

Timing of grants. Equity awards are discretionary and are generally granted to our named executive officers in connection with a promotion or immediately proceeding the Compensation Committee’s annual compensation review. Neither the Board nor the Compensation Committee take material nonpublic information into account when determining the timing and terms of equity awards. The Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Option exercise price. The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with an acquisition) is the closing price of the Company’s common stock on the Nasdaq stock market on the date of grant.

During 2024, no option was granted to an NEO within four business days before or one business day after the Company filed a Form 10-Q, Form 10-K, or filed or furnished a Form 8-K that discloses material nonpublic information.

SPECIAL AND OTHER BENEFITS

In general, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. No NEOs received material perquisites or other personal benefits during 2024 that were not provided to our employees generally.

EXECUTIVE EMPLOYMENT TERMS

We have entered into written offer letters with certain of our NEOs, but each of our NEOs is at-will and we do not have employment contracts with guaranteed terms of employment with them. In filling NEO positions, we recognize that we have to develop competitive compensation packages to attract qualified candidates in a dynamic labor market.

●	Mr. Sanford: Mr. Sanford is the founder of the Company, and currently the CEO of the Company, and no formal offer letter or engagement letter was entered into between Mr. Sanford and the Company. Mr. Sanford’s current annual base salary is $1,575,000. Subject to the Board’s discretion, Mr. Sanford is eligible to receive certain cash bonus compensation and long-term incentive awards (see “Compensation Discussion and Analysis – Annual and Other Cash Bonus Opportunities – Sanford Cash Bonus” “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards) – Glenn Sanford Award Compensation” and “Executive Compensation Tables – Outstanding Equity Awards as of December 31, 2024” for additional details).

●	Mr. Bramble: We entered into an offer letter with Mr. Bramble, effective March 12, 2019, to serve as our Chief Counsel. In October 2019, Mr. Bramble assumed the additional role of Corporate Secretary. Mr. Bramble’s current annual base salary is $483,000. Subject to Mr. Bramble’s contribution to Company growth, Mr. Bramble is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual and Other Cash Bonus Opportunities – Annual Cash Bonus Program” for additional details) and has also received long-term incentive awards (see “Executive Compensation Tables – Outstanding Equity Awards as of December 31, 2024” for additional details). Pursuant to the terms of his offer letter, Mr. Bramble is eligible to receive a payment equal to four months’ of base salary in the event Mr. Bramble’s employment is terminated by the Company without cause which would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company.
●	Mr. Cheng: We entered into an offer letter with Mr. Cheng, effective March 6, 2020, to serve as our Global Controller. In April 2021, Mr. Cheng was promoted to Chief Accounting Officer. On December 1, 2023, Mr. Cheng assumed the additional role of Principal Financial Officer. Mr. Cheng’s current annual base salary is $400,000. Subject to Mr. Cheng’s contribution to Company growth, Mr. Cheng is eligible to receive certain annual cash bonus compensation and a monthly cash bonus for his duties as Principal Financial Officer (see “Compensation Discussion and Analysis – Annual and Other Cash Bonus Opportunities – Annual Cash Bonus Program” and “Compensation Discussion and Analysis – Annual and Other Cash Bonus Opportunities – Cheng Cash Bonus” for additional details) and has also received long-term incentive awards (see “Executive Compensation Tables – Outstanding Equity Awards as of December 31, 2024” for additional details). On March 3, 2025, Mr. Cheng notified the Company of his decision to resign as its Chief Accounting Officer and principal financial officer, effective as of March 31, 2025 (the “Resignation Date”). Mr. Cheng will continue to serve in his current roles through his Resignation Date. To ensure an effective and smooth transition, on March 5, 2025, the Company entered into an amendment to Mr. Cheng’s offer letter dated March 6, 2020, pursuant to which Mr. Cheng agreed to serve as a strategic advisor to the Company through August 31, 2025, after which time Mr. Cheng’s employment with the Company will terminate.
●	Mr. Pareja: We entered into an offer letter with Mr. Pareja, effective May 21, 2022, to serve as our President of eXp Realty Affiliated Services. In November 2022, Mr. Pareja was promoted to Chief Strategy Officer, eXp Realty. In April 2024, Mr. Pareja was promoted to Chief Executive Officer, eXp Realty. Mr. Pareja’s current annual base salary is $750,000. Subject to Mr. Pareja’s contribution to Company growth, Mr. Pareja is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual and Other Cash Bonus Opportunities – Annual Cash Bonus Program” for additional details) and has also received long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards) – 2024 NEO Award Compensation” for additional details).
●	Mr. Ansari: Mr. Ansari’s employment with the Company terminated on March 20, 2024 (see the Summary Compensation Table for additional details).

RESIGNATION, RETIREMENT, OTHER TERMINATION, OR CHANGE IN CONTROL ARRANGEMENTS

Certain current NEOs have been granted post-employment compensation benefits, including severance and change of control arrangements. In the event of employment termination:

●	Mr. Sanford’s revenue share would continue even after ceasing to be an employee of the Company, consistent with the Company’s practice for all revenue share participants that have been with the Company for at least three (3) years;
●	Per his offer letter, Mr. Bramble is eligible to receive a severance payment of up to four months’ of base salary in the event Mr. Bramble’s employment is terminated by the Company without cause; and

Additionally, any option awards granted to employees, including current NEOs, may be exercised: (i) for 90 days after his or her termination of employment, (ii) for 12 months after his or her death (if such death occurred during such person’s employment or if such death occurred during the 90 days after termination), and (iii) for 6 months after certain events of disability (if such death occurred during such person’s employment), but in each case only to the extent such option(s) would have been exercisable by such person on the date of termination, death or disability.

Pursuant to the terms of the Company’s 2015 Equity Incentive Plan and 2024 Equity Incentive Plan, the Board may, but is not obligated to, accelerate, vest, cancel for fair value, or issue substitute awards for any option awards upon a change of control.

There are no other arrangements for resignation, retirement, termination, or change in control arrangements (including, without limitation, severance, non-401(k)-retirement or pension benefits) with any current NEOs in their capacity as such.

Clawback Policy

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), we maintain a claw back policy, which requires that certain incentive compensation paid to any current or former executive officer, including our NEOs, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the claw back policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after October 2, 2023.

Anti-Hedging and Anti-Pledging Policies

Certain transactions in our securities (such as short sales, hedging, and transactions in derivatives) create a heightened compliance risk or could create the appearance of misalignment with our stockholders. In addition, securities that are pledged as collateral or held in a margin account create a risk of being sold without consent if the owner fails to meet a margin call or defaults on the secured obligation, thus creating the risk that a sale may occur at a time when a person is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all Company insiders, including our directors, from engaging in short sales, derivative securities transactions, including hedging, with respect to Company securities, and from pledging Company securities as collateral.

Tax and Accounting Considerations

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code (the “Code”) generally places a $1 million annual deduction limit on compensation paid to “covered employees,” which includes certain current and former named executive officers. Our Board and Compensation Committee may, in their discretion, recommend and authorize, as applicable, compensation payments that may or may not be deductible by the Company when we believe such payments are appropriate to attract, retain or motivate executive officers. We expect that a portion of the compensation paid to our named executive officers during 2024 will not be deductible under Section 162(m) of the Code.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.

TAXATION OF “PARACHUTE” PAYMENTS AND DEFERRED COMPENSATION

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests in our Company, and certain other service providers, may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that he or she receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Risks Relating to our Compensation Policies and Practices

Our Board and Compensation Committee consider various factors in developing our compensation program, including any negative impacts on the Company resulting therefrom. In establishing and reviewing the Company’s compensation programs for risk, the Board and Compensation Committee consider features that mitigate against potential risks, such as fixed base salaries; clawbacks for our cash and equity incentives contingent on financial performance; and the quantity and mix of long-term performance-based and time-based equity incentives. In its annual review, the Board and Compensation Committee concluded that the Company’s compensation programs and policies continue to provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term stockholder value creation, and do not encourage short-term risk taking at the expense of long-term results or create risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Compensation Committee of the Board

The Compensation Committee of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this Proxy Statement, and based on such review and discussion, the Compensation Committee recommended to our board of directors that this “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Respectfully submitted,

Dan Cahir, Chair

Randall Miles

Fred Reichheld

Executive Compensation Tables

The following table sets forth information regarding the compensation awarded to, earned by, or paid to each of the named executive officers in accordance with SEC rules.

2024 SUMMARY COMPENSATION TABLE

							Stock	Option	All Other
Name and Principal			Salary		Bonus		Awards(1)	Awards(2)	Compensation		Total
Position	Year		($)		($)		($)	($)	($)		($)
Glenn Sanford	2024		1,516,444		-		-	-	200	(3)	1,516,643
Chief Executive Officer	2023		1,506,251		81,040		2,779,500	3,424,288	137		7,791,216
and Chairman of the Board	2022		1,505,769		205,248		-	-	502		1,711,519
James Bramble	2024		434,916	(4)	212,102	(4)	-	-	14,578	(5)	661,595
Chief Legal Counsel, General Counsel and Corporate Secretary	2023		406,000		203,000			1,332,656	11,973		1,953,629
Kent Cheng	2024		385,682	(6)	324,979	(6)(7)	-	-	13,036	(8)	723,697
Chief Accounting Officer and Principal Financial Officer	2023		386,851		193,424	(9)		888,437	10,403		1,479,115
Leo Pareja	2024		689,423		312,500	(10)	325,009	1,309,795	14,230	(11)	2,650,957
Chief Strategy Officer, eXp Realty	2023		451,923		225,000			888,437	10,184		1,575,544
Shoeb Ansari	2024	(12)	109,615		-		-	-	754,871	(13)	864,486
Chief Technology Officer	2023		500,000		250,000		-	1,776,875	10,213		2,537,088
	2022		384,615		193,750		-	4,600,196	14,189		5,192,750

(1)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to NEOs during 2024, computed in accordance with FASB ASC 718, excluding the impact of forfeitures. The grant date fair value for RSUs is measured based on the closing price of the Company’s common stock on the date of grant. The assumptions used in the valuation of the stock awards are consistent with the valuation methodologies specified in Note 10 - Stockholders’ Equity to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Stock award vesting for the person listed is contingent on continued service. Please see 2024 NEO Award Compensation above for more details on the stock awards granted in 2024.
(2)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock option awards granted to NEOs during the covered year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, excluding the impact of forfeitures. The grant date fair value for stock option awards is measured based on the closing price of the Company’s common stock on the date of grant. The assumptions used in the valuation of the stock options granted in 2024 are consistent with the valuation methodologies specified in Note 10 - Stockholders’ Equity to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Please see 2024 NEO Award Compensation above for more details on the option awards granted in 2024.
(3)	Consists of $200 in life insurance premiums paid by the Company on behalf of Mr. Sanford.
(4)	Reflects Mr. Bramble’s mid-year salary increase in July 2024.
(5)	Consists of $336 in life insurance premiums paid by the Company, $1,040 in employer-paid health savings account contributions, and $13,202 in Company 401(k) contributions on behalf of Mr. Bramble.
(6)	Reflects Mr. Cheng’s mid-year salary increase in July 2024.
(7)	Consists of $194,979 in discretionary quarterly cash bonus (see "Compensation Discussion and Analysis - Annual and Other Cash Bonus Opportunities") and $130,000 in principal financial officer cash bonus (see "Compensation Discussion and Analysis - Annual and Other Cash Bonus Opportunities").
(8)	Consists of $357 in life insurance premiums paid by the Company and $12,679 in Company 401(k) contributions on behalf of Mr. Cheng.
(9)	During 2024, the Board adopted the principal financial officer cash bonus payable to Mr. Cheng for all months during which he serves as principal financial officer, which began on December 1, 2023. Consequently, an additional $10,000 bonus was earned by Mr. Cheng during 2023 and not previously reported.
(10)	Reflects Mr. Pareja’s salary increase in connection with his promotion to CEO of eXp Realty, LLC in April 2024.
(11)	Consists of $357 in life insurance premiums paid by the Company and $13,873 in Company 401(k) contributions on behalf of Mr. Pareja.
(12)	Mr. Ansari’s employment with the Company terminated on March 20, 2024.
(13)	Consists of $189 in life insurance premiums paid by the Company, $220 in employer-paid health savings account contributions, $4,462 in Company 401(k) contributions on behalf of Mr. Ansari, and $750,000 in severance payments. Per his offer letter,

Mr. Ansari was eligible to receive a severance payment of up to four months’ of base salary in the event his employment was terminated by the Company without cause, subject to his entering into a standard release of claims in favor of the Company. Effective March 20, 2024, the Company terminated Mr. Ansari’s employment without cause, giving rise to the corresponding severance payment under his offer letter. However, the Board determined that it was in the Company’s best interests to enter into a broader separation and release agreement with Mr. Ansari that included a broader release of claims, as well as additional post-employment commitments, including non-solicitation, non-disclosure, and non-disparagement covenants in favor of the Company. Consequently, in exchange for the broader separation and release agreement, the Company provided Mr. Ansari with a severance package totaling one year’s base salary and target bonus. All unvested equity awards were forfeit immediately upon Mr. Ansari’s termination and all vested and unexercised equity awards terminated 90 days after Mr. Ansari’s termination.

2024 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information with respect to grants of plan-based awards to the named executive officers for the year ended December 31, 2024:

		Estimated future payouts under equity incentive plan awards(1)			All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	Price or	Grant Date
					Number of	Number of	Base Price	Fair Value of
					Shares of	Securities	of Option	Stock and
					Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Units	Options (#)	($/Sh)	Awards ($)(2)
Leo Pareja	May 6, 2024	-	-	-	-	191,459	11.97	1,309,795
	May 6, 2024	-	-	-	27,152	-	11.97	325,009

(1)	Please see 2024 NEO Award Compensation above for more details on the stock awards and option awards granted in 2024. Mr. Pareja’s equity awards were made under the 2015 Equity Incentive Plan.
(2)	In accordance with SEC rules, the amounts shown for option awards reflect the aggregate grant date fair value of stock option awards granted to NEOs during 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, excluding the impact of estimated forfeitures. The grant date fair value for stock option awards is measured based on the closing price of the Company’s common stock on the date of grant. The amounts shown for restricted stock awards reflect the aggregate grant date fair value of restricted stock awards granted to our NEOs in fiscal 2024, as computed in accordance with FASB 718, excluding the impact of estimated forfeitures. The assumptions used in the valuation of the restricted stock and stock options are consistent with the valuation methodologies specified in Note 10 – Stockholders’ Equity to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2024

The following table provides information regarding the equity awards outstanding as of December 31, 2024 held by each of our named executive officers:

	Option Awards								Stock Awards

					Equity Incentive
					Plan Awards:						Market
	Number of		Number of		Number of				Number of		Value of
	Securities		Securities		Securities				Shares or		Shares or
	Underlying		Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Unexercised		Option	Option	Stock that		Stock that
	Options (#)		Options (#)		Unearned		Exercise	Expiration	have not		have not
Name	Exercisable		Unexercisable		Options (#)		Price ($)	Date	Vested (#)		Vested ($)
Glenn Sanford	959,744	(1)	-		-		9.94	7/31/2030	-		-
	40,256	(1)	-		-		10.93	7/31/2025	-		-
	750,000	(1)			-		9.94	7/31/2030	-		-
	63,676	(2)	85,476	(2)	-		16.35	9/28/2033	-		-
	6,116	(2)	12,232	(2)	-		17.99	9/28/2028	-		-
			-		111,667	(3)	16.35	9/28/2033	-		-
James Bramble	38,000	(4)	-		-		5.32	3/17/2029	-		-
	20,000	(5)	-		-		29.50	10/9/2030	-		-
	56,250	(6)	93,750	(6)	-		14.46	5/19/2033	-		-
Kent Cheng	37,500	(6)	62,500	(6)	-		14.46	5/19/2033	-		-
Leo Pareja	62,500	(7)	37,500	(7)	-		13.85	5/23/2032	-		-
	37,500	(6)	62,500	(6)			14.46	5/19/2033	-		-
	23,932	(8)	167,527	(8)	-		11.97	5/6/2034	-		-
	-		-		-		-	-	13,576	(9)	156,260
Shoeb Ansari	-	(10)	-		-		-	-	-		-

*Market value is calculated based on the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2024 (the last trading day of our fiscal year), which was $11.51.

(1)	Option award was granted July 31, 2020 and is fully vested.
(2)	Option award was granted on September 28, 2023 and vests in equal quarterly installments over one year following the grant date.
(3)	Option award was granted September 28, 2023. This award covered 167,500 shares, vesting in three equal installments on each one-year anniversary of the grant date over three years, subject to continued service provided that, as of each vesting date, the prior years’ weighted stock price appreciation of the Company exceeds the average weighted stock price appreciation of the following peer companies: RE/MAX Holdings, Inc. (RMAX), Compass, Inc. (COMP), Redfin Corp. (RDFN), and Anywhere Real Estate Inc. (HOUS) . See “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards) – Glenn Sanford Award Compensation” for additional details.
(4)	Option award was granted March 18, 2019 and is fully vested.
(5)	Option award was granted October 9, 2020 and is fully vested.
(6)	Option award was granted May 19, 2023 and vests in equal quarterly installments over four years following the grant date.
(7)	Option award was granted May 23, 2022 and vests in equal quarterly installments over four years following the grant date.
(8)	Option award was granted May 6, 2024 and vests in equal quarterly installments over four years following the grant date.
(9)	Stock award was granted on May 6, 2024 and vests in equal quarterly installments over one year following the grant date.
(10)	Mr. Ansari’s employment terminated on March 20, 2024 and all unvested equity terminated immediately, with all vested and unexercised equity terminating on June 20, 2024, unless earlier exercised.

2024 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to the Company stock options exercised by and Company RSU awards vested to the named executive officers for the year ended December 31, 2024:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise(1)	Acquired on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
Glenn Sanford	-	-	127,500	2,199,588
James Bramble	25,000	218,352	-	-
Kent Cheng	18,750	181,442	-	-
Leo Pareja	-	-	13,576	180,357
Shoeb Ansari	-	-	-	-

(1)	The value realized on exercise is pre-tax and represents the difference between the market price of the shares of the Company’s common stock underlying the options when exercised and the applicable exercise price.
(2)	The value realized on vesting is pre-tax and represents the market price of the shares of the Company’s common stock underlying the vested stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR CURRENT NEOS

Pursuant to the terms of his offer letter with the Company, Mr. Bramble is eligible to receive a payment of up to four months of base salary, less applicable withholding, in the event Mr. Bramble is terminated by the Company without cause, which term is undefined. Mr. Bramble’s receipt of severance is subject to his execution of a general release in the form prescribed by the Company. Such severance payment would be equal to $161,000, less applicable withholding (as of December 31, 2024). Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of such release of claims in favor of the Company.

Under our 2015 Equity Incentive Plan, as amended, and our 2024 Equity Incentive Plan, if we experience a change in control transaction, the Board may, but is not obligated to: accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award; cancel awards for fair value (as determined by the Board); provide for the assumption of awards or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award previously granted thereunder as determined by the Board; or provide advance notice of such change in control transaction to holders of options, after which any options not exercised prior to such change in control may be cancelled. Our 2015 Equity Incentive Plan defines a “change in control” as “(i) the dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation as a result of which the Company is not the surviving entity or as a result of which the outstanding shares of Stock are changed into or exchanged for cash, property or securities not of the Company’s issue, except for a merger or consolidation with a wholly-owned subsidiary of the Company or a transaction effected primarily to change the state of the Company’s incorporation, or (iii) a sale or other transfer in one or a series of transactions of all or substantially all of the assets of the Company, or of more than eighty percent (80%) of the voting stock of the Company then outstanding, to any person or entity or to persons or entities which are affiliated or acting in concert with respect to such sale or transfer.” Our 2024 Equity Incentive Plan defines a “change in control” similarly, except that in clause (iii) of the definition, 50% is used instead of 80%.

CEO Pay Ratio

For 2024, we used the same median employee that was identified in 2023 since there has been no change in our employee population or employee compensation that we reasonably believe would result in a significant change in the pay ratio disclosure.

We determined our median compensated employee in 2023 by using base salary, bonuses, and grant date fair value of equity awards vested to employees in 2023 as our consistently applied compensation measure. We applied this measure to our global employee population as of December 31, 2023, the last day of our 2023 fiscal year, and annualized base salaries for permanent full-time and part-time employees who did not work the full year. We excluded our employee population in France (6 employees), Germany (2 employees), India (71 employees), Portugal (9 employees), the United Kingdom (17 employees), and Mexico (15 employees) as of December 31, 2023 based on SEC rules that allow foreign employees to be excluded in a country if those employees account for 5% or less of the total employees (“de-minimis exclusion”).

We calculated the median compensated employee’s 2024 annual total compensation using the same methodology that is used to calculate our CEO’s annual total compensation in the table entitled “2024 Summary Compensation Table.” The 2024 annual total compensation of our CEO was $1,517,378, the 2024 annual total compensation of our median compensated employee was $64,030, and the ratio of these amounts is 24 to 1. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u), and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing certain information, including information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement. Any differences in total values are due to rounding.

					Value of Initial Fixed $100
					Investment Based On:
			Average
			Summary	Average
	Summary		Compensation	Compensation		Peer Group		Weighted
	Compensation	Compensation	Table Total for	Actually Paid	Total	Total		Annual Total
	Table Total for	Actually Paid	Non-PEO	to Non-PEO	Stockholder	Stockholder	Net Income	Stockholder
Fiscal Year	PEO(1)	to PEO(2)	NEOs(3)	NEOs(4)	Return(5)	Return(6)	(millions)(7)	Return (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$1,516,643	$8,503,216	$1,225,184	$386,636	$211	$244	$(21.3)	10%
2023	$7,791,216	$15,260,065	$2,162,999	$1,986,753	$280	$220	$(9.0)	71%
2022	$1,711,519	$(11,472,649)	$2,056,390	$(913,162)	$198	$137	$15.4	(18)%
2021	$1,927,198	$13,835,135	$1,249,992	$2,443,631	$596	$192	$81.2	9%
2020	$15,959,261	$53,556,375	$1,701,933	$7,078,010	$557	$146	$31.0	228%

(1)	This column represents the amount of total compensation reported for Mr. Sanford (our Chairman and Chief Executive Officer of the Company) for each corresponding fiscal year in the “Total” column of the 2024 Summary Compensation Table (“total compensation”). Please refer to the 2024 Summary Compensation Table in the Company’s Proxy Statement for the applicable year.
(2)	This column represents the amount of “compensation actually paid” to Mr. Sanford, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Sanford during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Sanford’s total compensation for fiscal year 2024 to determine the “compensation actually paid” in fiscal year 2024:

Reported Summary
	Reported Summary	Compensation Table
	Compensation Table	Value of PEO Equity	Adjusted Value of	Compensation
Fiscal Year	Total for PEO(a)	Awards(b)	Equity Awards(c)	Actually Paid to PEO
2024	$1,516,643	$-	$6,986,573	$8,503,216

(a)	This column represents the amount of total compensation reported for Mr. Sanford for the corresponding fiscal year in the “Total” column of the 2024 Summary Compensation Table. Please refer to the 2024 Summary Compensation Table in this Proxy Statement.
(b)	This column represents the aggregate grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the 2024 Summary Compensation Table for the corresponding fiscal year. Please refer to the 2024 Summary Compensation Table in this Proxy Statement. The amount in this column is replaced with the corresponding amount reported under the Adjusted Value of Equity Awards column in order to arrive at compensation actually paid for the applicable fiscal year.
(c)	This column represents an adjustment to the amounts in the “Stock Awards” and “Option Awards” columns in the 2024 Summary Compensation Table for fiscal year 2024 (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the 2024 Summary Compensation Table for Mr. Sanford to arrive at “compensation actually paid” to Mr. Sanford for that Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year: (i) the fiscal year-end fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Value of
Dividends or
					Fair Value	other
					at the End	Earnings Paid
		Fiscal Year			of the	on Stock or
		over Fiscal			Prior	Option
	Fiscal Year	Year Change			Fiscal	Awards not
	End Fair	in Fair Value			Year of	Otherwise
	Value of	of		Change in	Equity	Reflected in
	Outstanding	Outstanding		Fair Value of	Awards	Fair Value or
	and	and	Fair Value as	Equity	that Failed	Total
	Unvested	Unvested	of Vesting	Awards	to Meet	Compensation
	Equity	Equity	Date of Equity	Granted in	Vesting	in the
	Awards	Awards at	Awards	Prior Fiscal	Conditions	Summary	Adjusted
	Granted in	FYE Granted	Granted and	Years that	in the	Compensation	Value of
	the Fiscal	in Prior	Vested in the	Vested in the	Fiscal	Table for the	Equity
Fiscal Year	Year	Fiscal Years	Fiscal Year	Fiscal Year	Year	Fiscal Year	Awards
2024	$-	$(169,407)	$-	$(505,744)	$(571,488)	$8,233,213	$6,986,573

The fair value or change in fair value, as applicable, of stock awards and option awards was determined by reference to, for RSU awards, the closing price of our common stock on the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined using a Black-Scholes valuation model. The model references the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date.

(3)	This column represents the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Sanford) in the “Total” column of the 2024 Summary Compensation Table in each applicable fiscal year. Please refer to the 2024 Summary Compensation Table in the Company’s Proxy Statement for the applicable year. The names of each of the NEOs (excluding Mr. Sanford) included for purposes of calculating the average amounts in each applicable fiscal year are as follows: (i) for 2024, James Bramble, Kent Cheng, Leo Pareja, and Shoeb Ansari; (ii) for 2023, Jeff Whiteside, Kent Cheng, Shoeb Ansari, James Bramble, and Leo Pareja; (iii) for 2022, Jeff Whiteside, Shoeb Ansari, Jason Gesing, and Michael Valdes; (iv) for 2021, Jeff Whiteside, Jason Gesing, Courtney Keating (Chakarun), and Michael Valdes; and (v) for 2020, Jeff Whiteside, Stacey Onnen, Michael Valdes, and Courtney Keating (Chakarun).

(4)	This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Sanford), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Sanford) during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Sanford) for fiscal year 2024 to determine the compensation actually paid in fiscal year 2024, using the same adjustment methodology described above in Note 2(c):

Average
	Average	Reported
	Reported Summary	Summary	Average Non-PEO	Average
	Compensation Table	Compensation Table	NEO Adjusted Value	Compensation
	Total for Non-PEO	Value of Non-PEO	of Equity	Actually Paid to Non-
Fiscal Year	NEOs(a)	NEO Equity Awards(b)	Awards(c)	PEO NEOs
2024	$1,225,184	$408,701	$(429,847)	$386,636

(a)	This column represents the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Sanford) in the “Total” column of the 2024 Summary Compensation Table in fiscal year 2024. Please refer to the 2024 Summary Compensation Table in the Company’s Proxy Statement for the applicable year.
(b)	This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Sanford) in the “Stock Awards” and “Option Awards” columns in the 2024 Summary Compensation Table in fiscal year 2024. Please refer to the Compensation Tables section of the Company’s Proxy Statement for the applicable year. The amount in this column is replaced with the corresponding amount reported under the Average Non-PEO NEO Adjusted Value of Equity Awards column in order to arrive at compensation actually paid for the applicable fiscal year.
(c)	This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Sanford) in the “Stock Awards” and “Option Awards” columns in the 2024 Summary Compensation Table in fiscal year 2024 determined using the same methodology described above in Note 2(c). For each year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the 2024 Summary Compensation Table for each NEO (excluding Mr. Sanford) to arrive at “compensation actually paid” to each NEO (excluding Mr. Sanford) for that year, which is then averaged to determine the average “compensation actually paid” to the NEOs (excluding Mr. Sanford) for that year. The amounts added or subtracted to determine the adjusted average amount are as follows:

Average Value
					Average	of Dividends
					Fair Value	or other
		Average			at the End	Earnings Paid
		Fiscal Year			of the	on Stock or
		over Fiscal			Prior	Option
		Year Change			Fiscal	Awards not
		in Fair Value	Average Fair	Average	Year of	Otherwise
		of	Value as of	Change in	Equity	Reflected in
	Average	Outstanding	Vesting Date	Fair Value of	Awards	Fair Value or
	Fiscal Year	and	of Equity	Equity	that Failed	Total
	End Fair	Unvested	Awards	Awards	to Meet	Compensation
	Value of	Equity	Granted in the	Granted in	Vesting	in the	Adjusted
	Equity	Awards at	Fiscal Year	Prior Fiscal	Conditions	Summary	Average
	Awards Granted in	FYE Granted	and Vested in	Years that	in the	Compensation	Value of
	the Fiscal	in Prior	the Fiscal	Vested in the	Fiscal	Table for the	Equity
Fiscal Year	Year	Fiscal Years	Year	Fiscal Year	Year	Fiscal Year	Awards
2024	$310,453	$(558,719)	$84,965	$(266,546)	$-	$-	$(429,847)

(5)	Company total stockholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for each measurement period (2020, 2020-2021, 2020-2022, 2020-2023, and 2020-2024), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	This column represents cumulative peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated, and otherwise computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: S&P Homebuilders Select Industry Index.
(7)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(8)	Weighted Annual TSR is Company TSR calculated by dividing the sum of the cumulative amount of dividends for the applicable year assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the applicable year divided by the Company’s share price at the beginning of the applicable year, and further adjusted for market capitalization relative to the following peers: RE/MAX Holdings, Inc. (RMAX, Compass, Inc. (COMP), Redfin Corp. (RDFN), and Anywhere Real Estate Inc. (HOUS).

FINANCIAL PERFORMANCE MEASURES

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The Company believes that reliance on formulaic financial performance measures can result in compensation that is unrelated to the value delivered by our named executive officers because formulaic financial measures do not consider the specific performance of the named executive officers or any unique circumstances or strategic considerations related to a named executive officer or the Company for the relevant fiscal year. Rather than rely on a specific formula-based model, we believe that retaining discretion to assess the overall performance of NEOs gives the Company the ability to more accurately reflect individual contributions that cannot be absolutely quantified. Consequently, in fiscal 2024 we employed one financial measure to determine executive compensation actually paid to the Company’s NEOs, as follows:

●	Weighted Annual TSR (computed as described in footnote 8, above).

DESCRIPTION OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The Company does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

COMPENSATION ACTUALLY PAID AND CUMULATIVE COMPANY TSR

COMPENSATION ACTUALLY PAID AND NET INCOME

Compensation Actually Paid vs. Net Income

$60
$50
$40
$30
$20
$10
$-
$(10)
$(20)
Compensation Actually Paid (in millions)
$100
$80
$60
$40
$20
$-
$(20)
$(40)
Net Income (in millions)
2020
2021
2022
2023
2024
$31
$81
$15
$(9)
$(21)
PEO
Average for Non-PEO NEOs
Net Income (Loss)

COMPENSATION ACTUALLY PAID AND WEIGHTED ANNUAL TSR

CUMULATIVE TSR OF THE COMPANY AND CUMULATIVE TSR OF THE PEER GROUP

PROPOSAL	1

ELECTION OF DIRECTORS

The Board recommends a vote “FOR” each of the nominees for director.

Vote Required: Each director will be elected by the affirmative vote of a majority of shares that are voting in the election. Abstentions and broker non-votes will not have any effect on the outcome of the election of directors because they are not counted as voting in the election.

At the Annual Meeting, stockholders will elect the entire Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board has designated as nominees for election the six persons named below, each of whom currently serves as a director. The authorized number of directors of the Company is currently set at six.

Shares of common stock that are voted as recommended by the Board will be voted in favor of the election as directors of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by a duly completed proxy may be voted in favor of such other person as may be determined by the proxy holders.

The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has proposed that the following six nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal: Glenn Sanford, Randall Miles, Dan Cahir, Monica Weakley, Peggie Pelosi, and Fred Reichheld.

Glenn Sanford, our Chairman of the Board and director, and Chief Executive Officer of the Company beneficially owned approximately 27.19% of our outstanding common stock as of January 31, 2025. Penny Sanford, one of our stockholders, beneficially owned approximately 17.35% of our outstanding common stock as of January 31, 2025. In February 2025, Mr. Sanford and Ms. Sanford filed a Schedule 13D/A with the U.S. Securities and Exchange Commission (the “SEC”) indicating that they have an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford and Ms. Sanford collectively own a number of shares of our common stock sufficient to substantially influence all of the members of the Board. Mr. Sanford and Ms. Sanford are expected to vote for each director nominee.

PROPOSAL	2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR 2025

The Board recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2025.

Vote Required: Must be approved by affirmative votes constituting a majority of the shares that are voting on the matter. Abstentions will not have any effect on the outcome of the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2025because they are not counted as voting on the matter. Because this proposal is considered a routine matter, discretionary votes by brokers will be counted and we do not expect any broker non-votes.

Proposed Ratification of Independent Auditor

The Board of Directors and the Audit Committee believe that the retention of Deloitte as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2025 fiscal year. In addition, if stockholders ratify the selection of Deloitte as independent auditor, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent auditor.

A representative of Deloitte is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. However, the annual meeting format will not facilitate the Deloitte representative to respond to questions.

Appointment of Independent Auditor by Audit Committee

Our Audit Committee has engaged Deloitte & Touche LLP, or “Deloitte”, as our independent registered public accounting firm to perform the audit of our financial statements, including internal controls over financial reporting, for the fiscal year ended December 31, 2025, and we are asking you to ratify this appointment. Deloitte began serving as our independent registered public accounting firm beginning in 2019.

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of our independent auditors. In making the determination to re-appoint Deloitte for 2025, the Audit Committee considered, among other factors, Deloitte’s global capabilities; the quality and candor of Deloitte’s communications with the Audit Committee and management; and the appropriateness of Deloitte’s fees. Although ratification of the appointment of Deloitte is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte to stockholders for ratification because we value the opinions of our stockholders and believe that stockholder ratification of the appointment is good corporate governance practice.

Fees

All services provided by our Deloitte are pre-approved by the Audit Committee. The Audit Committee is presented, for approval, a description of the audit-related, tax and other services expected to be performed by Deloitte during the fiscal year. The Audit Committee determined that all services provided by our independent registered accountants during the fiscal year ended December 31, 2024 were compatible with maintaining their independence. The following table sets forth the fees billed or to be billed by Deloitte for professional services rendered with respect to the fiscal years ended December 31, 2024 and 2023, which fees were approved by our Audit Committee.

Fee Category	2024	2023
Audit Fees (1)	$2,077,344	$2,383,843
Audit-Related Fees (2)	$219,000	$30,500
Tax Fees (3)	$102,600	$94,500
Total Fees	$2,398,944	$2,508,843

(1)	Audit Fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q.
(2)	Audit-Related Fees consist of fees billed for accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports.
(3)	Tax fees are related to services for U.S. federal, state, local, international, and other permissible tax advisory and consultation services.

PROPOSAL	3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board recommends a vote “FOR” the approval, on an advisory basis, of our named executive officer compensation.

Vote Required: Must be approved by affirmative votes constituting a majority of the shares that are voting on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not counted as voting on the matter.

As required by Section 14A of the Securities Exchange Act, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in the “Compensation Discussion and Analysis” section, and the related compensation tables and narratives that follow such section. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee and our Board will consider when determining executive compensation for the remainder of the current fiscal year and beyond.

We believe that our named executive officer compensation program is effective in achieving the Company’s objectives to:

Attract and incentivize leadership in a manner that is market-based and transparent promote retention
drive and grow our business over the long-term
support business continuity, and
reward our NEOs for delivering financial, operational and strategic results.

We believe that the compensation of our NEOs accurately reflects their contributions to our growth and success, aligns with our annual financial results and the interests of our stockholders, and adheres to sound executive compensation policies and practices, as highlighted in the following table.

Accordingly, stockholders are being asked to vote “FOR” the following resolution:

Resolved: That the stockholders approve, on a non-binding, advisory basis, the compensation paid to the “named executive officers” of eXp World Holdings, Inc. with respect to the fiscal year ended December 31, 2024, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, in the Proxy Statement for the 2025 Annual Meeting of Stockholders, including the compensation tables and narrative discussion set forth under “Compensation Discussion and Analysis” and “Executive Compensation Tables” therein.

This item is being presented pursuant to Section 14A of the Exchange Act. Although this advisory vote is not binding, our Board and the Compensation Committee will consider the voting results when evaluating our named executive officer compensation program.

PROPOSAL	4

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

The Board recommends a vote for future advisory, non-binding votes on named executive officer compensation to occur every “1 Year.”

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

As described in Proposal No. 3 above, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers (the so-called “Say-on-Pay” proposal). In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting.

Our stockholders voted on a similar proposal in 2019 with the majority voting to hold the Say-on-Pay vote every year. Our Board and Compensation Committee continue to believe that Say-on-Pay advisory votes should be conducted each year so that our stockholders may express their views on our executive compensation program and the Compensation Committee can consider such views in its compensation planning for the fiscal year following the Say-on-Pay advisory vote.

Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

The Board recommends that on Proposal No. 4 you vote for future advisory votes on executive compensation to occur every “1 Year.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders and will consider the outcome of the vote when making a decision regarding the frequency of conducting a Say-on-Pay vote.

It is expected that the next Say-on-Pay frequency vote will occur at the 2031 annual meeting of stockholders.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised solely of independent directors meeting the applicable requirements of the Nasdaq rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditor is engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

Consistent with its monitoring and oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2024 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditor’s evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Deloitte, the Company’s independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randall Miles, Chair

Dan Cahir

Peggie Pelosi

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this Report of the Audit Committee shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Beneficial Ownership of Common Stock

The following table provides certain information regarding the ownership of our common stock, as of January 31, 2025 (except as otherwise indicated) by each person known to us to own more than 5% of our outstanding common stock; each of our named executive officers; each of our directors; and all of our executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by April 1, 2025 (sixty days after January 31, 2025) through the exercise or conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o eXp World Holdings, Inc., 2219 Rimland Drive, Suite 301, Bellingham, WA 98226.

		Amount and Nature of		Percentage
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership(1)		of Class(2)
	More than 5% stockholders:
Common Stock	Penny Sanford	26,848,293		17.35%
	The Vanguard Group	12,002,402	(3)	7.76%
Common Stock	100 Vanguard Blvd.
	Malvern, PA 19355
	BlackRock, Inc.	12,349,144	(4)	7.98%
Common Stock	50 Hudson Yards
	New York, NY 10001
	Directors and named executive officers:
Common Stock	Glenn Sanford	42,073,203	(5)	27.19%
Common Stock	Randall Miles	620,463	(6)	*
Common Stock	Dan Cahir	172,043	(7)	*
Common Stock	Monica Weakley	16,719	(8)	*
Common Stock	Peggie Pelosi	24,101	(9)	*
Common Stock	Fred Reichheld	12,532	(10)	*
Common Stock	Kent Cheng	43,750	(11)	*
Common Stock	James Bramble	123,625	(12)	*
Common Stock	Leo Pareja	158,635	(13)	*
Common Stock	Wendy Forsythe	20,950	(14)	*
Common Stock	All executive officers and directors as a group (10 persons)	43,266,021	(15)	27.96%
*	- Less than one percent.
(1)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	Percentage of ownership is based on 154,739,281 shares of our common stock issued and outstanding as of January 31, 2025. Common stock subject to options or warrants exercisable within 60 days of January 31, 2025 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3)	Represents shares of the Company’s common stock beneficially owned as of December 29, 2023, based on a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has shared voting power with respect to 131,411 shares of the Company’s common stock, sole dispositive power with respect to 11,795,955 shares of the Company’s common stock, and shared dispositive power with respect to 206,447 shares of the Company’s common stock.
(4)	Represents shares of the Company’s common stock beneficially owned as of December 31, 2023, based on a Schedule 13G filed with the SEC on January 24 2024, by BlackRock, Inc. BlackRock, Inc. lists its address as 50 Hudson Yards, New York, NY 10001, and indicates that it has sole voting power with respect to 12,052,396 shares of the Company’s common stock and sole dispositive power with respect to 12,349,144 shares of the Company’s common stock.
(5)	Includes 40,239,453 shares of our common stock, stock options to acquire 1,833,750 shares of our common stock within 60 days of January 31, 2025, and 236,053 shares of our common stock owned by Deborah Biery.
(6)	Includes 547,190 shares of our common stock and stock options to acquire 73,273 shares of our common stock exercisable within 60 days of January 31, 2025.
(7)	Includes stock options to acquire 172,043 shares of our common stock exercisable within 60 days of January 31, 2025.
(8)	Includes 7,964 shares of our common stock and stock options to acquire 8,755 shares of our common stock exercisable within 60 days of January 31, 2025.
(9)	Includes stock options to acquire 24,101 shares of our common stock exercisable within 60 days of January 31, 2025.
(10)	Includes stock options to acquire 12,532 shares of our common stock exercisable within 60 days of January 31, 2025.
(11)	Includes stock options to acquire 43,750 shares of our common stock exercisable within 60 days of January 31, 2025.

(12)	Includes stock options to acquire 123,625 shares of our common stock exercisable within 60 days of January 31, 2025.
(13)	Includes 10,236 shares of our common stock and stock options to acquire 148,399 shares of our common stock exercisable within 60 days of January 31, 2025.
(14)	Includes 2,200 shares of our common stock and stock options to acquire 18,750 shares of our common stock exercisable within 60 days of January 31, 2025
(15)	Includes beneficial ownership of the directors and executive officers listed above.

Equity Compensation Plan Information

The following table summarizes certain information regarding our equity compensation plans as of December 31, 2024:

				Weighted-	Number of securities
		Number of		average	remaining available
		securities to		exercise	for
		be issued		price of	future
		upon exercise		outstanding	issuance under
		of outstanding		options,	equity compensation
		options,		warrants	plans (excluding
		warrants and		and rights	securities reflected
Plan Category		rights (a)		(b)(1)	in column (a)) (c)
Equity compensation plans approved by security holders	(2)	13,473,337	(3)	$13.06	144,473,346	(4)
Equity compensation plans not approved by security holders		-		-	-
Total		13,473,337		$13.06	144,473,346
(1)	Does not include shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price and are included in column (a).
(2)	The 2015 Equity Incentive Plan provides for an automatic increase in the number of shares reserved for issuance thereunder on December 1 of each calendar year commencing on December 1, 2019, and ending on (and including) December 1, 2024, in an amount equal to the lesser of (a) three percent (3%) of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or (b) the number of shares of common stock repurchased by the Company pursuant to any issuer repurchase plan then in effect; provided that the Board of Directors may act prior to December 1 of a given year to provide that there will be no share increase for such year or that the increase for such year will be a lesser number of shares than otherwise provided in clause (a) or (b). The 2024 Equity Incentive Plan provides for an automatic increase in the number of shares reserved for issuance thereunder on January 1 of each year, commencing on January 1, 2024, and ending on (and including) January 1, 2034, in an amount equal to the lesser of (i) 3% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or (ii) such number of shares of Common Stock as determined by the Board.
(3)	Includes 11,554,272 shares under the 2015 Equity Incentive Plan and 1,919,065 shares under the 2024 Equity Incentive Plan.
(4)	Includes only shares under the 2024 Equity Incentive Plan

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who owned more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company on Forms 3, 4 and 5 with the SEC. Reporting Persons were required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they filed.

Based solely on review of reports received by the Company or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2024, all Reporting Persons complied with all applicable Section 16(a) filings, except for the following, which was inadvertently delayed due to administrative oversight: (i) Glenn Sanford filed a late Form 4 on February 3, 2025 to report gift dispositions of non-

derivative securities on December 26, 2023, July 2, 2024, and October 9, 2024, and (ii) Penny Sanford filed a late Form 4 on February 3, 2025 to report the gift disposition of non-derivative securities on July 2, 2024.

Questions and Answers about the Annual Meeting

When and where will the Annual Meeting be held?

This year, the Annual Meeting of Stockholders of eXp World Holdings, Inc., which we refer to as the “Annual Meeting,” will be held virtually at www.virtualshareholdermeeting.com/EXPI2025, beginning at 12:00 p.m., Eastern Time, on April 25, 2025.

Who may join the Annual Meeting?	Virtual attendance at the Annual Meeting will be available to the general public, but voting shares will be limited to stockholders, stockholder representatives, and proxy holders.
What materials have been prepared for stockholders in connection with the Annual Meeting?

We are furnishing you and other stockholders of record with this Proxy Statement for the 2025 Annual Meeting in connection with the solicitation of proxies by our Board of Directors, which includes a letter from our Chief Executive Officer to stockholders, a Notice of 2025 Annual Meeting of Stockholders, a proxy card for the Annual Meeting and, if you received printed copies of the proxy materials, a pre-addressed envelope to be used to return the completed proxy card, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Except for the Form 10-K, these proxy materials were first made available on the Internet on or about March 10, 2025.

We filed our Annual Report on Form 10-K for the year ended December 31, 2024 with the SEC on February 20, 2025. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K. All requests should be directed in writing to:

eXp World Holdings, Inc.

Attention: Corporate Secretary

2219 Rimland Drive, Suite 301

Bellingham, Washington 98226

with a copy via email to: investors@expworldholdings.com.

What is a proxy?

The term “proxy,” when used with respect to stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without being present at the Annual Meeting.

Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the proxy card. In voting prior to the Annual Meeting, you will deliver your proxy to Glenn Sanford and Kent Cheng, which means you will authorize Messrs. Sanford and Cheng to vote your shares at the Annual Meeting in the way you instruct. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.

What matters will the stockholders vote on at the Annual Meeting?

Proposal 1 - The election of the Board’s six nominees for director: Glenn Sanford, Randall Miles, Dan Cahir, Monica Weakley, Peggie Pelosi, and Fred Reichheld, each to serve until the next Annual Meeting or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Proposal 2 – To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2025.

Proposal 3 – To conduct an advisory vote on our 2024 named executive officer compensation as disclosed in this Proxy Statement.

Proposal 4 – To conduct an advisory vote on the frequency of our Say-on-Pay votes.

Who can vote at the Annual Meeting?

Stockholders of record of common stock as of the close of business on February 28, 2025, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were outstanding a total of 193,167,032 shares of common stock issued, of which 41,157,162 were held in treasury. As a result, there are 152,009,870 outstanding shares of common stock entitled to vote on each proposal, with each share entitled to one vote on each proposal. The shares outstanding do not include shares held as treasury stock which are not entitled to vote at the Annual Meeting.

What is a stockholder of record?

A stockholder of record is a stockholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Broadridge. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

What does it mean for a broker or other nominee to hold shares in “street name”?

If you beneficially own shares held in an account with a broker, bank or other nominee, that nominee is the stockholder of record and is considered to hold those shares in “street name.” A nominee that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the nominee with specific voting instructions with respect to a proposal, the nominee’s authority to vote your shares will, under applicable rules, depend upon whether the proposal is considered a “routine” or a non-routine matter.

The nominee generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the nominee. The ratification of the appointment of our independent auditor for 2025 (Proposal 2) is considered a routine matter under applicable rules.

The nominee generally may not vote on non-routine matters, including Proposal 1, Proposal 3, and Proposal 4. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the four proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.

How do I vote my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, you may vote prior to the Annual Meeting as follows:

●Via the Internet: You may vote via the Internet by going to proxyvote.com, in accordance with the voting instructions on the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 24, 2025. You will be given the opportunity to confirm that your instructions have been recorded properly.
●By Mail: You may vote by returning the completed and signed proxy card in a postage-paid return envelope that was provided with the proxy card, if you request a copy by mail.

If you hold shares in street name, meaning that you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that nominee rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

Can I vote at the Annual Meeting?

If you are a stockholder of record, you may vote at the Annual Meeting, whether or not you previously voted, by visiting www.virtualshareholdermeeting.com/EXPI2025 during the Annual Meeting and entering the 16-digit control number included on your proxy card.

May I change my vote or revoke my proxy?

If you are a stockholder of record and previously delivered a proxy, you may subsequently change or revoke your proxy at any time before it is exercised by:

●voting before the Annual Meeting at proxyvote.com;
●
voting during the Annual Meeting at www.virtualshareholdermeeting.com/EXPI2025; or
●
submitting a completed and signed proxy card, with a later date, before voting at the Annual Meeting is completed.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions as to whether, and how, you can change or revoke your proxy.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board on all four proposals presented in this Proxy Statement and as they may determine in their discretion on any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other nominee that is the stockholder of record of your shares, the nominee generally may vote on routine, but not non-routine, matters. The ratification of the appointment of our independent auditor for 2025 (Proposal 2) is considered a routine matter. If the nominee does not receive instructions from you on how to vote your shares on Proposal 2, your broker is entitled (but not required) to vote your shares on that matter. The election of directors (Proposal 1), approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 3), designation, on a non-binding advisory basis, of the frequency of Say-on-Pay votes (Proposal 4) are considered non-routine matters under applicable rules, and your broker is not entitled to vote your shares on these proposals without your instructions. See “Q. What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.
Who is paying for this proxy solicitation?

We will pay all expenses of preparing, printing and mailing, the Annual Meeting proxy materials, as well as all other expenses of soliciting proxies for the Annual Meeting on behalf of the Board of Directors. Directors and employees will not be paid any additional compensation for soliciting proxies, if applicable. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What if other matters are presented at the Annual Meeting?

If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the proxy holders will have the discretion to vote on any other matters that are properly presented for a vote at the Annual Meeting. We do not know of any other matters to be presented for a vote at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

If we have to adjourn or postpone the Annual Meeting to a later date, we will provide notice of the date and time of such adjourned meeting on a Current Report on Form 8-K that we will file with the SEC. Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted. You may vote at any postponement or adjournment using your same 16-digit control number.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Current Report on Form 8-K to be filed with the SEC.

What are the requirements to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

In order for stockholder proposals for the 2026 Annual Meeting of Stockholders to be eligible for inclusion in the proxy statement and form of proxy card for that meeting, we must receive the proposals no later than November 11, 2025 at our corporate headquarters, addressed to:

eXp World Holdings, Inc.

Attention: Corporate Secretary

2219 Rimland Drive, Suite 301

Bellingham, Washington 98226

with a copy via email to: investors@expworldholdings.com.

In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.

Stockholder Proposals and Nominations to be Presented at Next Year’s Annual     Meeting

Our bylaws set forth the procedures you must follow in order to nominate a director for election or present any other proposal at an Annual Meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials. In addition to any other applicable requirements, for a stockholder to properly bring business before the 2026 Annual Meeting of Stockholders, the stockholder must give us notice thereof in proper written form, including all required information, no earlier than the close of business on December 26, 2025, nor later than the close of business on January  25, 2026 (provided, however, that if the date of the Annual Meeting is more than thirty days before or more than seventy days after the anniversary date of the 2025 Annual Meeting of Stockholders, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company), at our principal executive offices, addressed to:

eXp World Holdings, Inc.

Attention: Corporate Secretary

2219 Rimland Drive, Suite 301

Bellingham, Washington 98226

with a copy via email to: investors@expworldholdings.com.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our Restated Bylaws is available as Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2024.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to us at our principal executive offices no later than February 24, 2026. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws as described above.

Reconciliation of Non-GAAP Measure

This Proxy Statement includes references to Adjusted EBITDA, a non-U.S. GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

We define the non-U.S. GAAP financial measure of Adjusted EBITDA to mean net income, excluding other income (expense), income tax benefit (expense), depreciation, amortization, impairment charges, stock-based compensation expense and stock option expense. We believe that Adjusted EBITDA provides useful information about our financial performance, enhances the overall understanding of our past performance and future prospects and allows for greater transparency with respect to a key metric used by our management for financial and operational decision-making. In particular, we believe the exclusion of stock and stock option expenses provides a useful supplemental measure in evaluating the performance of our underlying operations and provides better transparency into our results of operations.

We are presenting the non-U.S. GAAP measure of Adjusted EBITDA to assist investors in seeing our financial performance through the eyes of management and because we believe these measures provide additional tools for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to net income, the closest comparable U.S. GAAP measure. Some of these limitations are:

●	Adjusted EBITDA excludes stock-based compensation expense related to our agent growth incentive program and stock option expense, which have been and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of our compensation strategy; and
●	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets, amortization of intangible assets and impairment charges related to these long-lived assets and, although these are non-cash charges, the assets being depreciated, amortized, or impaired may have to be replaced in the future.

The following tables present a reconciliation of Adjusted EBITDA, the most comparable U.S. GAAP financial measure, for each of the periods presented:

2024
Net (loss) income	$(16,788)
Total other (income) expense, net	(3,277)
Income tax (benefit) expense	1,071
Depreciation and amortization	10,289
Impairment expense	4,930
Litigation contingency	34,000
Stock compensation expense(1)	37,285
Stock option expense	7,973
Adjusted EBITDA	$75,483
(1)	This includes agent growth incentive stock compensation expense and stock compensation expense related to business acquisitions.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V61149-P24645 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 3. Approve, by a non-binding advisory vote, the 2024 compensation of our named executive officers. 4. Approve, by a non-binding advisory vote, whether the frequency of the advisory vote on compensation paid to the Company’s named executive officers should be every 1, 2 or 3 years. 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025. The Board of Directors recommends you vote FOR proposals 2 and 3. The Board of Directors recommends you vote for every "1 Year" for proposal 4. 1f. Fred Reichheld 1d. Monica Weakley 1e. Peggie Pelosi 1c. Dan Cahir 1b. Randall Miles 1a. Glenn Sanford 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. EXP WORLD HOLDINGS, INC. 1 Year 2 Years 3 Years Abstain ! ! ! ! SCAN TO VIEW MATERIALS & VOTEw BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O EXP WORLD HOLDINGS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to https://virtualshareholdermeeting.com/EXPI2025 You may vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to enter your 16-digit control number. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V61150-P24645 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. EXP WORLD HOLDINGS, INC. Annual Meeting of Stockholders April 25, 2025 12:00 PM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Glenn Sanford and Kent Cheng, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of eXp World Holdings, Inc. that the stockholder(s) is/are entitled to vote virtually during the virtual Annual Meeting of Stockholders to be held at 12:00 p.m., Eastern Time on Friday, April 25, 2025 at https://virtualshareholdermeeting.com/EXPI2025, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side